Avid Technology, Inc. 8-K

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

ARTISAN BIDCO, INC.,

ARTISAN MERGER SUB, INC.

and

AVID TECHNOLOGY, INC.

Dated as of August 9, 2023

i

ii

Annex I	Defined Terms

Exhibit A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

iii

This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2023 (this “Agreement”), is made by and among Artisan Bidco, Inc., a Delaware corporation (“Parent”), Artisan Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Avid Technology, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I and other capitalized terms used in this Agreement are defined in the Sections where such terms first appear.

RECITALS

WHEREAS, it is proposed that, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger” and, together with the other transactions contemplated by this Agreement, the “Transactions”), and each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Excluded Shares, will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors (or equivalent) of Parent has (a) determined that the Transactions are in the best interests of Parent and its equityholders and (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation by Parent of the Transactions, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of the Company and its stockholders, (b) approved and declared advisable the execution, delivery and performance of this Agreement and, subject to receiving the Company Stockholder Approval, the consummation by the Company of the Transactions, including the Merger, (c) directed that this Agreement be submitted to the stockholders of the Company to be adopted and (d) upon the terms and subject to the conditions of this Agreement, resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of Merger Sub has (a) determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of Merger Sub and its stockholder, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation by Merger Sub of the Transactions, including the Merger, (c) directed that this Agreement be submitted to the stockholder of Merger Sub to be adopted and (d) upon the terms and subject to the conditions of this Agreement, resolved to recommend adoption of this Agreement by the stockholder of Merger Sub;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, (a) STG VII, L.P., a Delaware limited partnership, STG VII-A, L.P., a Delaware limited partnership, STG VII Executive Fund, L.P., a Delaware limited partnership, and STG AV, L.P., a Delaware limited partnership (collectively, the “Guarantors”), are entering into a limited guarantee in favor of the Company pursuant to which, and upon the terms and subject to conditions contained therein, the Guarantors are guaranteeing certain of Parent’s and Merger Sub’s obligations under this Agreement (the “Guarantee”) and (b) Parent has delivered the Financing Commitments to the Company;

WHEREAS, concurrently with the execution of this Agreement, certain stockholders of the Company have entered into a voting agreement with Parent and the Company (the “Voting Agreement”), pursuant to which, among other things, such persons have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to vote all of such persons’ Shares in favor of the adoption of this Agreement and any action in furtherance of the adoption of this Agreement; and

WHEREAS, each of Parent, Merger Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions of this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.01        The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”), and all the property, rights, immunities, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all of the debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation, in each case, in accordance with Section 259 of the DGCL.

Section 1.02        Closing. The closing of the Merger (the “Closing”) will take place on the third Business Day after the date on which each of the conditions set forth in ARTICLE VI is satisfied, or to the extent permitted by Law, waived by the party entitled to waive such condition (other than those conditions that by their terms are only capable of being satisfied on the Closing Date, but subject to the satisfaction or, if permissible, waiver of such conditions by the party entitled to waive such conditions) by the exchange of electronic signatures and documents, at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603 (or remotely via the electronic exchange of documents), or at such other date, place or time agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.03        Effective Time. Concurrently with the Closing, the Company shall file a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.04        Organizational Documents; Directors and Officers of the Surviving Corporation.

(a)           Organizational Documents. At the Effective Time, (i) subject to Section 5.09, the Company Charter, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated so as to read in its entirety in the form set forth in Exhibit A, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation of the Surviving Corporation, and (ii) the Company Bylaws shall be amended and restated in their entirety to read as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall thereafter be the bylaws of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and the bylaws of the Surviving Corporation.

(b)           Directors. Subject to applicable Law, the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the applicable provisions of the certificate of incorporation and the bylaws of the Surviving Corporation until their respective successors are duly appointed, or until their earlier death, resignation or removal.

(c)           Officers. From and after the Effective Time, the officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the applicable provisions of the certificate of incorporation and the bylaws of the Surviving Corporation until their respective successors are duly appointed, or until their earlier death, resignation or removal.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01        Conversion of Securities.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holders of any capital stock of the Company or Merger Sub or any other person:

(i)           Conversion of Company Common Stock. Each share of Company Common Stock (each, a “Share”) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall automatically be converted into the right to receive $27.05 in cash (the “Merger Consideration”), without any interest thereon and less any required Tax withholdings as provided in Section 2.05, and all of such Shares shall cease to be outstanding and shall cease to exist, and each certificate representing a Share (a “Certificate”) or a non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Excluded Shares) shall thereafter be cancelled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest thereon, subject to Section 2.05.

(ii)          Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are held in the treasury of the Company or owned of record by the Company or any Company Subsidiary and all Shares owned of record by Parent, Merger Sub or any of their respective Subsidiaries (other than, in each case, Shares held on behalf of a third party) shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii)         Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. At the Effective Time, all certificates representing common stock of Merger Sub (if any) shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)           Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date and payment date within said period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 2.02        Exchange of Certificates; Payment for Shares.

(a)           Paying Agent. Prior to the Effective Time, Parent shall designate Computershare Trust Company N.A. or another nationally recognized financial institution reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the benefit of the holders of Shares to receive the Merger Consideration to which such holders shall become entitled pursuant to this Agreement. Prior to the Effective Time, Parent shall deposit with the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the Aggregate Common Stock Consideration (the “Exchange Fund”). The Exchange Fund shall be for the benefit of the holders of Shares that are entitled to receive the Merger Consideration. For purposes of determining the aggregate amount to be so deposited, Parent shall assume that no stockholder of the Company will perfect any right to appraisal of such stockholder’s Shares. In the event the Exchange Fund is insufficient to make the payments contemplated by this ARTICLE II, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent, by wire transfer of immediately available funds, an amount in cash such that the Exchange Fund becomes sufficient to make such payments. Funds made available to the Paying Agent shall be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than 30 days, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this ARTICLE II; provided that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this ARTICLE II, and following any losses from any such investment, Parent shall promptly deposit with the Paying Agent by wire transfer of immediately available funds, for the benefit of the holders of Shares, an amount in cash equal to the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by this ARTICLE II. Any interest or income produced by such investments will be payable to Merger Sub or Parent, as Parent directs. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the persons entitled to the Merger Consideration in accordance with Section 2.01 and to make payments from the Exchange Fund in accordance with this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.02, except as expressly provided for in this Agreement.

(b)           Procedures for Surrender.

(i)           Certificated Shares. As promptly as practicable after the Effective Time (but in no event later than the second Business Day following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to this Agreement: (A) a letter of transmittal in customary form (agreed to by Parent and the Company prior to the Effective Time), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) to the Paying Agent and (B) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of any Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, if applicable, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration into which the Shares formerly represented by such Certificates were converted pursuant to Section 2.01, and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made and Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or is otherwise in proper form for transfer and the person requesting such payment either pays to the Paying Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration or any other Merger Consideration to a person other than the registered holder of the Certificate so surrendered or establishes to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid.

(ii)          Book-Entry Shares. Any holder of Book-Entry Shares converted into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE II. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive the Merger Consideration, and the Surviving Corporation shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event more than two Business Days thereafter), the Merger Consideration for each Book-Entry Share. Payment of the Merger Consideration (including the Merger Consideration) with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii)         No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or in respect of any Book-Entry Share.

(c)           Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration received in accordance with the terms of this ARTICLE II shall be deemed to have been received in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, any Certificates formerly representing Shares (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) or any Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)           Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to or claimed by holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable in respect of their Shares in accordance with the procedures set forth in Section 2.02(b), without interest. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for Merger Consideration properly delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.

(e)           Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent or the Surviving Corporation, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i); provided, however, that the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of any Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.

Section 2.03        Treatment of Outstanding Equity Awards.

(a)           Treatment of Restricted Stock Units.

(i)           Vested RSU Awards. At the Effective Time and without any action on the part of Parent, Merger Sub, the Company, the holders of any capital stock of the Company or Merger Sub or any other person, each outstanding award of restricted stock units with respect to Shares (each, a “RSU”), including each award of performance-based RSUs granted pursuant to the Company Stock Plan, that is vested at the Effective Time (but not yet settled) or that vests as a result of the consummation of the Transactions (each, a “Vested RSU Award”) shall be cancelled and, in exchange therefor, each holder of any such cancelled Vested RSU Award shall be solely entitled to receive, in consideration of the cancellation of such Vested RSU Award and in settlement therefor, a payment in cash of an amount equal to the product of (A) the number of RSUs subject to such Vested RSU Award immediately prior to the Effective Time, multiplied by (B) the Merger Consideration (the “RSU Consideration”) (less any required Tax withholdings as provided in Section 2.05).

(ii)          Unvested RSU Awards. At the Effective Time and without any action on the part of Parent, Merger Sub, the Company, the holders of any capital stock of the Company or Merger Sub or any other person, each outstanding RSU that is not a Vested RSU Award (each, an “Unvested RSU Award” and together with Vested RSU Awards, the “RSU Awards”) will automatically be cancelled and converted solely into the contingent right to receive from Parent or the Surviving Corporation a payment in cash (without interest) equal to the product of (A) the number of RSUs subject to such Unvested RSU Award immediately prior to the Effective Time, multiplied by (B) the Merger Consideration (each, a “Converted Cash Award”) (less any required Tax withholdings as provided in Section 2.05). Each such Converted Cash Award assumed and converted pursuant to this Section 2.03 will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding RSU immediately prior to the Effective Time, with payment forfeited to the extent vesting is not satisfied; provided, however, that (x) in the event that Parent or any of its affiliates (including the Surviving Corporation) terminates the employment or service of the holder of the Converted Cash Award without Cause, the unvested portion of the holder’s Converted Cash Award will become vested upon such termination; and (y) with respect to Unvested RSU Awards with a performance-based vesting schedule, the vesting of such awards will be determined based on the current vesting schedules and performance conditions, except that the “ending Company stock price” (for purposes of determined the Company’s total shareholder return) will be equal to the value of the Merger Consideration.

(b)           Termination of Company Stock Plan; Necessary Further Actions. As of the Effective Time, the Company Stock Plan shall terminate, and no further rights with respect to Shares or any other awards shall be granted thereunder. The Company will take all action within its power and authority reasonably necessary to effect the cancellation of the Company Stock Plan as of the Effective Time and to give effect to this Section 2.03 (including satisfaction of the requirements under Rule 16b-3(e) promulgated under the Exchange Act).

(c)           Parent Funding. At the Effective Time, Parent shall deposit with the Surviving Corporation cash in the amount necessary to make the payments required under this Section 2.03, and Parent shall cause the Surviving Corporation to make the payments required under this Section 2.03 as promptly as practicable after the Effective Time, or at such later time as necessary to avoid a violation of, or adverse tax consequences under, Section 409A of the Code. Except as otherwise required by applicable foreign Law or as necessary to secure favorable tax treatment under applicable foreign Law (including, for the avoidance of doubt, any requirement to deposit cash with a Section 102 Trustee pursuant to applicable Israeli Law), Parent shall cause the Surviving Corporation to pay the applicable RSU Consideration to the holders of RSUs who are current or former employees through the payroll of the Surviving Corporation or one of its affiliates and to other holders of RSUs by the Paying Agent, in each case, subject to Section 2.05. The Surviving Corporation will pay any portion of a Converted Cash Award that vests to the applicable holder thereof as promptly as practicable following the date on which such portion vests, but in any event within two payroll periods following the date on which the Converted Cash Award vested, and any portion of a holder’s Converted Cash Award that remains unvested (after giving effect to any applicable vesting acceleration terms), as of the date of his or her termination of employment or service, if any, shall be permanently forfeited by such holder and such holder shall have no further rights in or claims to any such forfeited portion of his or her Converted Cash Award.

(d)           Employee Stock Purchase Plan. With respect to the Company Stock Purchase Plan, as promptly as reasonably practicable after the date of this Agreement and prior to the Effective Time, the Company Board (or the Compensation Committee thereof) shall adopt resolutions or take other actions as may be required to provide that (i) Offerings (as defined in the Company Stock Purchase Plan) shall be suspended as of the first Offering Commencement Date (as defined in the Company Stock Purchase Plan) scheduled to occur after the date of this Agreement, (ii) no new participants will be permitted to participate in the Company Stock Purchase Plan from and after the date of this Agreement and (iii) participants will not be permitted to increase their rate or amount of payroll deductions under the Company Stock Purchase Plan. Prior to the Effective Time, the Company will take all actions to the extent reasonably necessary to, effective as of the Effective Time: (A) cause the Exercise Date (as defined in the Company Stock Purchase Plan) with respect to any Plan Period (as defined in the Company Stock Purchase Plan) that would otherwise occur on or after the Effective Time, if any, to occur no later than the earlier of (1) five Business Days prior to the date on which the Effective Time occurs or (2) the date on which such Plan Period otherwise would end (such earlier date, the “Final Exercise Date”), (B) make any pro rata adjustments to the extent reasonably necessary to reflect the shortened Plan Period, but otherwise treat such shortened Plan Period as a fully effective and completed Plan Period for all purposes pursuant to the Company Stock Purchase Plan and (C) cause the exercise, as of the Final Exercise Date, of each outstanding purchase right pursuant to the Company Stock Purchase Plan. On the Final Exercise Date, the Company will apply the funds credited as of such date pursuant to the Company Stock Purchase Plan within each participant’s payroll withholding account to the purchase of whole Shares in accordance with the terms of the Company Stock Purchase Plan and will cause the remaining accumulated but unused payroll deductions to be distributed to the relevant participants, without interest, as promptly as reasonably practicable following the Final Exercise Date. Immediately prior to and effective as of the Effective Time, the Company will terminate the Company Stock Purchase Plan.

Section 2.04        Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person who is entitled to appraisal rights under Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of such Shares (such shares, “Dissenting Shares,” and each holder of Dissenting Shares, a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.01(a)(i), but shall instead become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws such Dissenting Stockholder’s demand for appraisal or fails to perfect or otherwise loses such Dissenting Stockholder’s right of appraisal with respect to such Shares, in any case pursuant to the DGCL, such Shares shall be deemed not to be Dissenting Shares and shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration as described in Section 2.01(a)(i) for each such Share, without interest and subject to Section 2.05, and the Surviving Corporation shall remain liable for delivery of the Merger Consideration for such Shares. The Company shall give Parent (a) prompt notice of any written demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Section 262 of the DGCL and (b) the opportunity to participate, at Parent’s sole cost and expense, in all negotiations and Proceedings with respect to demands for appraisal pursuant to the DGCL. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. For purposes of this Section 2.04, “participate” means that Parent will be kept apprised of the proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of any Dissenting Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and may offer comments or suggestions with respect to such demands, but Parent will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

Section 2.05        Withholding Taxes.

(a)           Notwithstanding anything to the contrary in this Agreement, (a) each of Parent, the Surviving Corporation, the Paying Agent and the Section 102 Trustee shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the Merger Consideration and RSU Awards cancelled in the Merger such Tax amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, any regulation promulgated thereunder by the United States Department of Treasury (a “Treasury Regulation”) or any other applicable state, local or foreign Tax Law and (b) any consideration payable in respect of the RSU Awards cancelled in the Merger or any other payment treated as compensation for income tax purposes shall be paid through the Surviving Corporation’s payroll system, except as otherwise required by applicable foreign Law or as necessary to secure favorable tax treatment under applicable foreign Law (including, for the avoidance of doubt, any requirement to deposit any cash consideration payable or otherwise deliverable to holders of Section 102 Securities under this Agreement with the Section 102 Trustee to be held in trust on behalf of the holders of Section 102 Securities after withholding any taxes pursuant to applicable Israeli Law). To the extent that Tax amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld Tax amounts (a) shall be timely remitted by the Surviving Corporation, Parent, the Paying Agent or the Section 102 Trustee, as applicable, to the applicable Governmental Entity and (b) to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

(b)           The Company shall instruct its Israeli counsel, in coordination and cooperation with Parent’s Israeli counsel, to prepare and file an application or any written or oral submissions that may be necessary, proper or advisable to obtain any tax ruling from the Israel Tax Authority, if required, providing withholding instructions with respect to any consideration payable to holders of Section 102 Securities under this Agreement (the “Israeli Tax Ruling”). The Company shall use its best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under any applicable legal requirement to obtain the Israeli Tax Ruling, if required. The Company and its representatives shall not make any application to or conduct any negotiation with the Israel Tax Authority with respect to any matter relating to the Israeli Tax Ruling without prior coordination and consultation with Parent or its representatives and will enable the Parent’s representatives to participate in all discussions and meetings with the Israel Tax Authority relating thereto. For the avoidance of doubt, the Israeli Tax Ruling shall be approved in advance by Parent prior to being finalized, which approval shall not be unreasonably withheld, conditioned or delayed.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents publicly filed or furnished prior to the date of this Agreement and after December 31, 2018 (other than disclosures in the “Risk Factors” section of any such filings and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such filings that are predictive, cautionary or forward-looking in nature) to the extent the relevance of such disclosure as an exception to (or disclosure for the purpose of) a representation or warranty is reasonably apparent (it being acknowledged and agreed that nothing disclosed in the Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.09(b)), or (b) as disclosed in the separate disclosure letter that has been delivered by the Company to Parent concurrently with or prior to the execution and delivery of this Agreement, including the documents attached to, or incorporated by reference in, such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other representation or warranty of the Company that is set forth in this Agreement to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01        Organization and Qualification; Subsidiaries.

(a)           The Company and each Company Subsidiary that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X under the Exchange Act (each, a “Significant Subsidiary”) is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. The Company and each Significant Subsidiary has the requisite corporate or other legal entity, as the case may be, power and authority to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Significant Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification or licensing, except where the failure to be so qualified, in good standing or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)           The Company has made available to Parent or filed with the SEC true and complete copies of (i) the Third Amended and Restated Certificate of Incorporation of the Company and all amendments thereto (as amended, restated, supplemented or otherwise modified, the “Company Charter”), (ii) the Amended and Restated By-Laws of the Company and all amendments thereto (as amended, restated, supplemented or otherwise modified, the “Company Bylaws”), (iii) the certificate of incorporation, bylaws and other charter and organizational documents of each Significant Subsidiary, including all amendments thereto as of the date of this Agreement, and (iv) each code of conduct or similar policy adopted by the Company Board or any committee thereof. None of the Company or any of its Significant Subsidiaries is in violation in any material respect of any of the provisions of the certificate of incorporation or bylaws (or equivalent charter and organizational documents) of such Entity.

(c)           Section 3.01(c) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of each Company Subsidiary, together with its jurisdiction of incorporation or organization and the percentage of capital stock or other equity interest held by any person other than the Company or another Company Subsidiary. Neither the Company nor any of the Company Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity, other than (i) another Company Subsidiary or (ii) equity securities of publicly-traded Entities acquired for cash management or passive investment purposes in the ordinary course of business. Neither the Company nor any Company Subsidiary is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or capital contribution to any other Entity.

(d)           The Company or a Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries, free and clear of any material Liens (other than Permitted Liens or transfer and other restrictions under applicable federal and state securities Laws or applicable foreign Laws), and all of such outstanding shares of capital stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(e)           There are no outstanding, existing or other agreements to grant, extend or enter into any (i) options, warrants, calls, subscriptions, rights of first refusal, rights of first offer, agreements, convertible or exchangeable securities, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, equity-based compensation or other similar rights, agreements or commitments of any character to which any Company Subsidiary is a party obligating such Company Subsidiary to issue, transfer or sell any shares of capital stock or other equity interest in any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests relating to or based on the value of the equity securities of any Company Subsidiary, (ii) obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity securities of any Company Subsidiary or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting or registration of the capital stock of any Company Subsidiary or any other equity interest of any Company Subsidiary.

Section 3.02        Capitalization.

(a)           The authorized capital stock of the Company consists of 101,000,000 shares, consisting of (i) 100,000,000 Shares and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on August 7, 2023 (the “Specified Date”), (A) 47,147,420 Shares were issued and 44,037,720 Shares were outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, (B) no shares of Company Preferred Stock were issued and outstanding and (C) 3,109,700 Shares were held in treasury.

(b)           As of the close of business on the Specified Date, 1,372,027 Shares were issuable in respect of outstanding RSU Awards, assuming a maximum level of performance under performance-based awards. As of the close of business on the Specified Date, the Company had no Shares or shares of Company Preferred Stock reserved for issuance, except for (i) the Shares reserved for issuance pursuant to the outstanding RSU Awards described above, (ii) an additional 854,368 Shares reserved for issuance for additional grants of awards pursuant to the Company Stock Plan and (iii) an additional 428,543 Shares reserved for issuance pursuant to the Company Stock Purchase Plan.

(c)           Section 3.02(c) of the Company Disclosure Letter accurately sets forth the following information with respect to each RSU Award outstanding as of the Specified Date: (i) the name of the holder of such RSU Award and country in which the holder resides, (ii) the number of RSUs subject to such RSU Award (including, for RSU Awards subject to performance-based vesting requirements, if any, both the target and the maximum number of RSUs), (iii) the date on which such RSU Award was granted, (iv) the dates on which RSUs subject to such RSU Award are scheduled to vest and (v) whether such RSU Award carries any accelerated vesting rights.

(d)           There are no Shares held by any Company Subsidiary. There is no Contract to which the Company is a party entitling any third party to any voting or registration rights with respect to any Shares. Except pursuant to the Company Stock Plan and the agreements evidencing outstanding RSU Awards, none of the Company Subsidiaries is under any obligation, or is bound by any Contract pursuant to which it is obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or other securities of the Company or any Company Subsidiary.

(e)           As of the date of this Agreement, except with respect to the RSU Awards referred to in Section 3.02(b) and the related award agreements, there are no outstanding or existing (i) options, warrants, calls, subscriptions, rights of first refusal, rights of first offer, agreements, convertible or exchangeable securities, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, equity-based compensation or other similar rights, agreements or commitments of any character to which the Company is a party obligating the Company to issue, transfer or sell any shares of capital stock or other equity interest in the Company or securities convertible into or exchangeable for such shares or equity interests relating to or based on the value of the equity securities of the Company, (ii) obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or equity securities of the Company or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. Since the close of business on the Specified Date through the date of this Agreement, the Company has not issued any Shares or other class of equity security (other than Shares in respect of RSU Awards).

(f)           As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Company or any Company Subsidiary may vote.

(g)           The Company has made available to Parent accurate and complete copies of all equity-based plans or, if not granted under an equity plan, such other Contract, pursuant to which any stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards are outstanding as of the date of this Agreement, and the forms of all stock option, stock appreciation right, restricted stock unit, deferred stock unit and restricted stock award agreements evidencing such stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards as of the date of this Agreement.

Section 3.03        Authority.

(a)           The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and, subject to obtaining the Company Stockholder Approval and assuming the accuracy of the representations and warranties contained in Section 4.12, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company Board and, other than the Company Stockholder Approval and filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and this Agreement (assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub and assuming the accuracy of the representations and warranties contained in Section 4.12) constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a Proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)           The Company Board, at a meeting duly called and held, has (i) determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and, subject to receiving the Company Stockholder Approval, the consummation by the Company of the Transactions, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company to be adopted and (iv) upon the terms and subject to the conditions of this Agreement, resolved to recommend adoption of this Agreement by the stockholders of the Company, in each case, by resolutions duly adopted, which resolutions, subject to Section 5.03, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

Section 3.04        No Conflict; Required Filings and Consents.

(a)           Assuming the accuracy of the representations and warranties contained in Section 4.12 and Section 4.13, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will: (i) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications or similar actions described in Section 3.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to any Company Material Contract, except, with respect to clauses (ii) and (iii), as contemplated by Section 2.03 or for (A) any such consents, approvals and authorizations, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or Liens that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b)           None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity by the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act or any other applicable U.S. or foreign competition, antitrust or merger control Laws (together with the HSR Act, “Antitrust Laws”) or Investment Screening Laws listed in Section 6.01(b) of the Company Disclosure Letter, (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act, (iv) filings as may be required under the rules and regulations of Nasdaq, (v) compliance with any applicable international, federal or state securities or “blue sky” Laws, (vi) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Parent or any of its affiliates or Parent’s assets, revenues or turnover in any particular jurisdiction and (vii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.05        Permits; Compliance with Laws.

(a)           The Company and each Company Subsidiary is in possession of all authorizations, consents, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect, and since January 1, 2021 there has occurred no violation of, default (with or without notice or lapse of time, or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Company Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the Transactions, except where the failure to possess, or the failure to be in full force and effect of, any Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)           Since January 1, 2021, the Company and each of the Company Subsidiaries has been in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and activities and with all Orders to which the Company or the Company Subsidiaries are subject, in each case, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor has any Governmental Entity indicated to the Company or any Company Subsidiary in writing an intention to conduct any such investigation, except for such investigations the outcomes of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(c)           None of the representations and warranties contained in this Section 3.05 shall be deemed to relate to Environmental Laws or Environmental Permits (which are governed exclusively by Section 3.17) or International Trade Laws (which are governed exclusively by Section 3.24).

Section 3.06        Company SEC Documents; Financial Statements.

(a)           Since January 1, 2021, the Company has filed with or furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents and related exhibits required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC since January 1, 2021, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Company Subsidiaries is currently required to file periodic reports with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the reports filed by the Company with the SEC. Since December 31, 2021, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the Nasdaq. Neither the Company nor any Company Subsidiary has outstanding, or has arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Documents, the “principal executive officer” and “principal financial officer” of the Company (as such terms are defined under the Sarbanes-Oxley Act) have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(b)         The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries (including, in each case, any notes thereto) included in or incorporated by reference into the Company’s filings included in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were, except as may be indicated in the notes thereto, prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis in all material respects during the periods involved except, in the case of unaudited statements, as permitted by SEC rules and regulations and (iii) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments that were not or will not be material in amount or effect). No financial statements of any person that is not the Company or a Company Subsidiary are required by GAAP to be included in the Company Financial Statements.

(c)           Since January 1, 2021, neither the Company nor any Company Subsidiary has entered into or effected any securitization transactions or any “off-balance sheet arrangements” of the type required to be disclosed pursuant to Item 303 of Regulation S-K under the Exchange Act.

(d)           Between January 1, 2021 and the date of this Agreement, there have been no changes in any of the Company’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material to the Company Financial Statements (including, any related notes thereto) contained in the Company SEC Documents, except as described in the Company SEC Documents or except as may have been required or permitted by any Governmental Entity. The reserves reflected in the Company Financial Statements have been determined and established in all material respects in accordance with GAAP (as in effect in the United States on the applicable date of each such Company Financial Statement).

Section 3.07        Information Supplied. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or the Company Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to such portions thereof that relate to Parent and Merger Sub and to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub or any of their representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement.

Section 3.08        Internal Controls and Disclosure Controls. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the consolidated Company Subsidiaries. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) intended to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2021, none of the Company, the Company Board, the audit committee of the Company Board or, to the Company’s knowledge, the Company’s auditors has received any written notification of: (a) any significant deficiency or material weakness in the design or operation of the Company’s internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (b) any fraud that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting.

Section 3.09        Absence of Certain Changes. (a) Except as otherwise contemplated by this Agreement or in connection with the Transactions, since December 31, 2022 through the date of this Agreement, (i) the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action, or authorized, approved, committed or agreed to take any action, that if taken during the Pre-Closing Period would require Parent’s consent under Section 5.01(b) (other than any such action under Section 5.01(b)(ii), (ix), (xi), (xii), (xv), (xvi), (xxii), (xxiv), (xxv) and (xxvii) (to the extent related to the foregoing actions)), and (b) since December 31, 2022, there have not been any changes, circumstances, events or effects that have had, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10        Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reserved against or provided for in the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of March 31, 2023 or in the notes thereto (the “Company Balance Sheet”), (b) incurred in the ordinary course of business since March 31, 2023, (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the Transactions or otherwise disclosed in the Company Disclosure Letter, (d) that have been discharged or paid in full or (e) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.10 of the Company Disclosure Letter lists all indebtedness of the Company and the Company Subsidiaries for borrowed money outstanding as of the date of this Agreement that exceeds $1,000,000 with any single person (other than any indebtedness owed by the Company to any Company Subsidiary or by any Company Subsidiary to the Company or any other Company Subsidiary).

Section 3.11        Litigation. There is no suit, claim, action, proceeding or arbitration (collectively, “Proceeding”) to which the Company or any Company Subsidiary is a party, either pending or, to the knowledge of the Company, threatened that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary is subject to any outstanding Order that would, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. As of the date of this Agreement, there is no pending Proceeding to which the Company or any Company Subsidiary is a party seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other Transactions that would reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 3.12        Employee Benefits.

(a)           Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each other employee benefit plan, policy, program or arrangement, in each case, maintained by, contributed to or sponsored by the Company or any Company Subsidiary in each relevant jurisdiction, other than (i) any plan, policy, program or arrangement that is required to be maintained or contributed to by applicable Law, (ii) any employment agreement that provides for an annual base salary less than or equal to $500,000 (or the local currency equivalent thereof), (iii) any individual independent contractor or consulting agreement that provides for annual compensation less than or equal to $200,000 (or the local currency equivalent thereof) or (iv) any offer letter, individual independent contractor or consulting agreement or award agreement that does not materially differ from the standard forms used by the Company and made available to Parent. With respect to each such Company Benefit Plan included in Section 3.12(a) of the Company Disclosure Letter, other than Company Benefit Plans maintained by the Company’s non-U.S. Subsidiaries, the Company has made available to Parent a true and correct copy of, if applicable: (A) each such Company Benefit Plan that has been reduced to writing and all amendments thereto, (B) each trust agreement or insurance contract relating to each such Company Benefit Plan, (C) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA, (D) the most recent annual reports (Form 5500) filed with the Department of Labor and (E) the most recent determination or opinion letter issued by the Internal Revenue Service (“IRS”) with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) each Company Benefit Plan has been established, maintained, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code, (ii) there are no Proceedings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan and (iii) each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or has timely filed an application for a favorable determination letter, or may rely upon an opinion letter for a prototype or volume submitter plan, and, to the knowledge of the Company, no event has occurred since the date of the most recent determination that would reasonably be expected to adversely affect such qualification. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan.

(c)           No Company Benefit Plan provides for (except at no material cost to the Company or any Company Subsidiary) or reflects or represents any material liability of the Company and the Company Subsidiaries, taken as a whole, or any of their ERISA Affiliates to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any person for any reason, except as may be required by applicable Law or during any period of not more than two years during which the person is eligible for severance benefits.

(d)           Neither the Company nor any Company Subsidiary, and none of their respective ERISA Affiliates, has, since January 1, 2019, maintained, established, sponsored, participated in or contributed to or been obligated to contribute to, or has any liability in respect of, any: (i) Company Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA or (iii) plan described in Section 413 of the Code. No Company Benefit Plan is or has been funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Benefit Plan subject to ERISA holds stock issued by the Company or any of its current ERISA Affiliates as a plan asset. Each Foreign Company Plan that is intended to be funded through insurance, or the book reserve established for any Foreign Company Plan, to the extent required under the terms of such Foreign Company Plan or applicable Law are based upon the applicable reasonable actuarial assumptions and valuations, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. No Foreign Company Plan is a defined benefit pension plan.

(e)           Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in connection with any event) (i) entitle any employee or other service provider of the Company or any Company Subsidiary to any material payment or benefit, (ii) result in the acceleration of the time of payment, funding, or vesting of any such payments or benefits to any such person under any Company Benefit Plan, (iii) result in a payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that is reasonably expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), (iv) create any limitation or restriction on the right of the Company or any Company Subsidiary to merge, amend or terminate any Company Benefit Plan or (v) entitle any employee or individual service provider of the Company or any Company Subsidiary to terminate his or her employment or engagement and receive any severance payments or benefits. Neither the Company nor any Company Subsidiary has any obligation to compensate any employee or other individual service provider for any Taxes incurred by such individual under Section 4999 of the Code.

(f)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) each Company Benefit Plan that is required to be registered or approved under the Laws of a jurisdiction outside the United States (“Foreign Company Plan”) has been registered or approved, as applicable, and maintained in good standing with the appropriate regulatory authorities and (ii) each Foreign Company Plan intended to qualify for special tax treatment satisfies the requirements for such treatment.

(g)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each of the Company, the Company Subsidiaries and their respective ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Benefit Plan, and, to the extent not yet due, such contributions and other payments have been appropriately accrued.

(h)           As of the date of this Agreement, none of the Company or any Company Subsidiary has committed to establish or enter into any new arrangement that would constitute a material Company Benefit Plan or to materially modify any material Company Benefit Plan (except to conform any such Company Benefit Plan to the requirements of any applicable Laws).

(i)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each Company Benefit Plan or other Contract between the Company or any Company Subsidiary and any employee or other individual service provider of the Company and the Company Subsidiaries that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”) is and has at all times been administered in documentary and operational compliance with the requirements of Section 409A. Neither the Company nor any Company Subsidiary has any obligation to gross-up or otherwise reimburse any of their respective employees or other service providers for any Tax incurred by such person pursuant to Section 409A.

Section 3.13        Employees and Labor.

(a)           The employment of each employee of the Company and Company Subsidiary who performs services for such Company or Company Subsidiary exclusively or primarily in the United States is terminable by such Company or Company Subsidiary “at will.”

(b)           Since January 1, 2021, none of the Company or the Company Subsidiaries is or has been a party to, or is currently negotiating the terms of, any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement, other than those that are not specifically directed at the Company or any Company Subsidiary or that are generally applicable to persons operating in an industry, sector, line of business or country or to a certain group or type of employee, with respect to any employee of the Company or any Company Subsidiary or other Contract with a labor organization, union, works council or similar entity representing any employee of the Company or any Company Subsidiary, and, to the knowledge of the Company, there are no labor organizations, unions, works councils or similar entities representing or seeking to represent any such employees of the Company or any Company Subsidiary. There is no union, works council, employee representative or other labor organization, which, pursuant to any applicable Law, collective bargaining agreement, works council, labor, voluntary recognition or similar agreement, must provide consent to the Company or any Company Subsidiary, or with which the Company or any Company Subsidiary must negotiate, notify or consult, in connection with any of the Transactions. Since January 1, 2021, neither the Company nor any Company Subsidiary has engaged in any material unfair labor practice as defined in the National Labor Relations Act or any other similar applicable Law (an “Unfair Labor Practice”). Since January 1, 2021, (i) there has not been any material Unfair Labor Practice complaint, charge or suit pending against the Company or any Company Subsidiary with respect to any employees of the Company or any Company Subsidiary, and (ii) to the knowledge of the Company, neither the Company or any Company Subsidiary has received any demand letter related to any matter described in clause (i) above. There are no, and since January 1, 2021 there have been no, slowdowns, strikes, pickets, boycotts, group work stoppages or labor interruptions, or, to the knowledge of the Company, formal attempts to organize or formal union organizing activity in progress or pending against the Company or any Company Subsidiary or any of their employees.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2021, to the knowledge of the Company, each natural person that renders or has rendered services to the Company or any Company Subsidiary that is or was classified as an independent contractor or as an exempt employee, is properly characterized as such, including with respect to the Fair Labor Standards Act and similar applicable Laws (the “FLSA”) and unemployment insurance and worker’s compensation obligations. Since January 1, 2021, neither the Company nor any Company Subsidiary has received any written notice from any person disputing such classification.

(d)           The Company and each Company Subsidiary is, and since January 1, 2021 has been, in compliance with all Employment Laws, in each case, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2021, none of the Company or any Company Subsidiary has or have effectuated (nor currently plans to effectuate) a “plant closing” or “mass layoff” involving any employee of the Company or any Company Subsidiary as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, and all applicable similar foreign, state or local Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or as otherwise reflected or adequately reserved in the Company Financial Statements, neither the Company nor any Company Subsidiary has any liability for any arrears of wages, salaries, commissions, bonuses or severance pay, including pursuant to any Contract, policy, practice or applicable Law.

Section 3.14        Tax Matters.

(a)           (i) The Company and each Company Subsidiary has timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it, (ii) all such filed Tax Returns are correct, complete and accurate and (iii) the Company has timely paid all Taxes (whether or not shown on any Tax Return) that are or were due and payable or otherwise subject to collection action by a Governmental Entity, subject in the case of clauses (i), (ii) and (iii), to such exceptions as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. All Taxes that the Company or any Company Subsidiary has been required by applicable Law to withhold or to collect for payment on or prior to the date of this Agreement have been duly withheld and collected and have been timely paid to the appropriate Governmental Entity, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b)           As of the date of this Agreement, there is no Proceeding or assessment pending or, to the knowledge of the Company, threatened with respect to Taxes for which the Company or any Company Subsidiary may be liable that, if determined adversely, would, individually or in the aggregate with all other such Proceedings or assessments, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. No deficiency with respect to Taxes has been assessed in writing against the Company or any Company Subsidiary that (i) would, individually or in the aggregate, expected to be material to the Company and the Company Subsidiaries, taken as a whole, if required to be paid by the Company or any Company Subsidiary and (ii) has not been fully paid or adequately reserved in the Company Financial Statements.

(c)           Neither the Company nor any of the Company Subsidiaries is party to any Tax allocation, Tax sharing, Tax distribution, Tax indemnification or Tax gross-up agreement or arrangement other than an agreement or arrangement (i) between the Company and any Company Subsidiary or between the Company Subsidiaries or (ii) entered into in the ordinary course of business the primary subject matter of which is not Tax.

(d)           There are no Liens (other than Permitted Liens) on any of the assets of the Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(e)           Neither the Company nor any Company Subsidiary has any liability for Taxes of another person (other than the Company or a Company Subsidiary) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) as a result of filing Tax Returns on a consolidated, combined or unitary basis with such person, which liability would, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Since December 31, 2021, neither the Company nor any Company Subsidiary constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(f)           The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)           Neither the Company nor any Company Subsidiary has participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or a similar transaction under any corresponding or similar Law.

(h)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting or use of a cash or improper method of accounting for a taxable period ending at or prior to the Effective Time with respect to the Company or any of the Company Subsidiaries; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed at or prior to the Effective Time; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Income Tax Law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Income Tax Law); (iv) installment sale or open transaction disposition made at or prior to the Effective Time by the Company or any of the Company Subsidiaries; or (v) prepaid amount or deposit received at or prior to the Effective Time by the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code.

(i)           Neither the Company nor any Company Subsidiary has requested or received a ruling from any Governmental Entity or signed any binding agreement with any Governmental Entity that would impact the amount of Tax due from Parent or its affiliates (including following the Closing, for the avoidance of doubt, the Company and the Company Subsidiaries) after the Closing Date which Tax would, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(j)           The Company and each of the Company Subsidiaries has been resident in its jurisdiction of incorporation for Tax purposes and has not, at any time, been treated as a resident of or as having a permanent establishment or other fixed place of business in any other jurisdiction, which treatment would, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(k)           The Company is and has been since its inception classified as a corporation for U.S. federal, state and local income tax purposes.

Section 3.15        Properties.

(a)           As of the date of this Agreement, none of the Company or any of the Company Subsidiaries owns any real property or has any interest in real property, other than the Leased Real Property.

(b)           Section 3.15(b) of the Company Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of each real property lease, sublease, license or occupancy agreement pursuant to which any of the Company or the Company Subsidiaries leases, subleases, licenses or occupies real property from any other person, other than with respect to coworking or similar communal or shared office space (collectively, the “Leased Real Property”). There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any Leased Real Property to any person other than the Company or the Company Subsidiaries, and there is no person in possession of any Leased Real Property other than the Company or the Company Subsidiaries. All leases governing the Leased Real Property are in full force and effect.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary has (i) a valid leasehold estate in or right to use all Leased Real Property, in each case free and clear of all Liens (other than Permitted Liens), and (ii) complied with the terms of all leases governing the Leased Real Property to which it is a party.

(d)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the occupancies and uses of the Leased Real Property by the Company (or a Company Subsidiary, as appropriate), comply in all material respects with all applicable Laws.

(e)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, all material items of equipment and other tangible assets owned by or leased to the Company and the Company Subsidiaries (including the Leased Real Property) are adequate for the uses to which they are being put and, to the knowledge of the Company, are in good condition and repair in all material respects (ordinary wear and tear excepted).

Section 3.16        Title to Tangible Assets. Except with respect to real property or Intellectual Property, the Company and the Company Subsidiaries own, and have good and valid title to, all material tangible assets purported to be owned by them, including (a) all material assets reflected on the Company Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Company Balance Sheet) and (b) all other material assets reflected in the books and records of the Company and the Company Subsidiaries as being owned by them. All such material assets are owned by the Company and the Company Subsidiaries free and clear of any Liens, except for Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.17        Environmental Matters.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)           the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws (including possessing and complying with all material Environmental Permits required for the conduct of its respective operations as currently conducted);

(ii)          there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and since December 31, 2021, none of the Company or any Company Subsidiary has received any written notice, in either case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law and which notice or Proceeding remains unresolved; and

(iii)         to the knowledge of the Company, there has been no Release of any Hazardous Substances by the Company or any Company Subsidiary at, on or under the Leased Real Property that would reasonably be expected to result in liability under Environmental Laws on the part of the Company or any Company Subsidiary.

(b)           Notwithstanding any other representation or warranty contained in this ARTICLE III, the representations and warranties set forth in this Section 3.17 are the Company’s sole and exclusive representations and warranties regarding environmental matters, Environmental Laws, Environmental Permits and Hazardous Substances.

Section 3.18        Intellectual Property.

(a)           Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) Registered IP in which the Company and any Company Subsidiary has an ownership interest, including identification of the jurisdiction in which such item has been registered or filed, the applicable application, registration or serial number and date, the record owner and, if different, the legal owner and beneficial owner and (ii) Internet domain names, including identification of the registrant and registrar.

(b)           All Company Owned IP that is Registered IP is subsisting and, to the knowledge of the Company, valid and enforceable (other than pending applications) in all material respects. Without limiting the generality of the foregoing, no Proceeding (including any cancellation, opposition, interference, inter partes review or reexamination proceedings) is pending or, to the knowledge of the Company, threatened, in which the ownership, scope, validity or enforceability of any Company Owned IP that is Registered IP is being contested or challenged, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries own or have the right to use all Intellectual Property that is used in the business of the Company and the Company Subsidiaries as currently conducted (the “Company Intellectual Property”).

(d)           The Company and the Company Subsidiaries exclusively own all right, title and interest in and to the Company Owned IP, free and clear of any Liens, except for Permitted Liens or as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Without limiting the generality of the foregoing: (i) each person who is or was involved in the creation, invention, contribution or development of any Intellectual Property in the course of that person’s work with or for the Company or any Company Subsidiary has assigned to the Company or any Company Subsidiary, or the Company or Company Subsidiary owns as a matter of law, all such Intellectual Property and is bound by confidentiality provisions necessary for the protection of such Intellectual Property, except where the lack of such assignment or confidentiality provisions would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) the Company and each Company Subsidiary has taken reasonable steps to maintain the confidentiality of its trade secrets and other confidential information, and to otherwise enforce the Company Owned IP, and, to the knowledge of the Company, there has been no violation, infringement or unauthorized use or disclosure of the foregoing that would reasonably be expected to have a Company Material Adverse Effect and (iii) to the knowledge of the Company, no Governmental Entity, university, college or other educational institution or research center has or purports to have any ownership in, or rights to, any Company Owned IP, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(e)           Neither the Company nor any Company Subsidiary (i) has made any submission or contribution to, or is subject to any Contract with, any patent pool or standards body (each, a “Standards Organization”) that does or would obligate the Company or any Company Subsidiary to grant or offer a material license of any Company Owned IP or (ii) has received a request in writing from any person for any material license to any Company Owned IP in connection with the activities of or any participation in any Standards Organization.

(f)           Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other person the right or option to cause or declare, any of the following (including if a consent is required to avoid any of the following): (i) a loss of the Company’s ownership of, or the creation of a Lien on, any Company Owned IP, (ii) a breach of or default under, or termination of, any Contract for any Company Intellectual Property or (iii) the license, grant, assignment or transfer to any other person of any right, immunity or interest under, in or to any Company Owned IP, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(g)           The conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and since January 1, 2021, has not infringed, misappropriated or otherwise violated, any Intellectual Property of any other person, except for any such infringement, misappropriation or other violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(h)           Since January 1, 2021, neither the Company nor any of the Company Subsidiaries is the subject of any written claim pending or, to the knowledge of the Company, threatened alleging the conduct of the business by the Company or any of the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property of any other person (including any cease and desists letters), except for any such infringement, misappropriation or other violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i)           To the knowledge of the Company, since January 1, 2021, no other person has infringed, misappropriated or otherwise violated any Company Owned IP, except for any such infringement, misappropriation or other violation as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(j)           No Company Software contains, is derived from, is distributed or made available with or is being or was developed using Open Source Software in a manner such that the terms under which such Open Source Software is licensed imposes a requirement that the Company or any Company Subsidiary grant a license requiring such Company Software to be: (i) disclosed, distributed or made available in source code form, (ii) licensed for the purpose of making modifications or derivative works or (iii) redistributable at no charge, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(k)           Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Transactions will, or would reasonably be expected to, with or without notice or lapse of time, result in the delivery or disclosure of (or a requirement that the Company or any Company Subsidiary or other person deliver or disclose) any Source Material for any Company Software that is material to the Company and the Company Subsidiaries, taken as a whole, to any escrow agent or other person, except to a third-party service provider or other agent obligated in writing to (i) maintain the confidentiality of, and not disclose, such Source Material and (ii) use such Source Material only in the provision of services to the Company or any of the Company Subsidiaries.

(l)           None of the Company Software or Company Products contains any bug, defect or error that adversely affects, in any material respect, the use, functionality or performance of such Company Software or Company Product, except as would not reasonably be expected to have a Company Material Adverse Effect.

(m)          The IT Systems (i) perform as necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted and (ii) to the knowledge of the Company, do not contain any viruses or other computer code intentionally designed to disrupt, disable or harm in any manner the operation of, or to provide unauthorized access to, any IT System, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(n)           Since January 1, 2021, (i) there has been no failure, breakdown or continued substandard performance of any IT System that has caused a material disruption or interruption in or to the operation of the Company or any Company Subsidiary’s business and (ii) the Company and the Company Subsidiaries have taken commercially reasonable measures to implement backup, security and disaster recovery technology, plans, procedures and facilities reasonably necessary to the conduct of the business of the Company and the Company Subsidiaries as currently conducted, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.19        Company Material Contracts.

(a)           All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, and, as of the date of this Agreement, no such Contract has been amended or modified, except as otherwise set forth therein. All such Contracts filed since January 1, 2019 shall be deemed to have been made available to Parent.

(b)           Other than any Company Benefit Plan, Section 3.19(b) of the Company Disclosure Letter sets forth a complete list, and the Company has made available to Parent true and complete copies, of each Contract to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject (other than any of the foregoing between the Company and any of the Company Subsidiaries or between any wholly-owned Company Subsidiaries), as of the date of this Agreement, that:

(i)           is a partnership, joint venture, strategic alliance, sharing of profits or revenue or similar arrangement that is material to the Company and the Company Subsidiaries, taken as a whole;

(ii)          (A) provides for the creation, incurrence, assumption or guarantee of Indebtedness of the Company or any Company Subsidiary in an amount in excess of $1,000,000 (except for any such Indebtedness between the Company and any Company Subsidiaries or between the Company Subsidiaries, guarantees by the Company of Indebtedness of any of the Company Subsidiaries and guarantees by any of the Company Subsidiaries of Indebtedness of the Company or any other Company Subsidiary) or (B) relates to any material outstanding letters of credit, bankers’ acceptances, performance bonds, surety bonds or guarantees in an amount in excess of $500,000;

(iii)         grants any rights of first refusal, rights of first negotiation, rights of first offer or other similar rights to any person with respect to the sale of any material assets, rights or properties (including any security) of the Company and the Company Subsidiaries, taken as a whole;

(iv)         (A) expressly obligates the Company or any of the Company Subsidiaries to conduct business with any third party on an exclusive basis or (B) contains (1) “most favored nation,” “most favored customer,” “most favored supplier” or similar covenants to the counterparty of such Contract or (2) requirements provisions (committing a person to provide the quantity of goods or services required by another person);

(v)          (A) provides for the disposition or acquisition by the Company or any Company Subsidiary of any assets (other than dispositions of inventory in the ordinary course of business consistent with past practice) or any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $5,000,000 or (B) pursuant to which the Company or any Company Subsidiary will acquire any interest, or will make an investment, in any other person for consideration in excess of $1,000,000, other than the Company or a Company Subsidiary, in each case, other than (1) this Agreement or (2) pursuant to which no material earn-out, deferred or contingent payment or indemnification obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties and covenants that survive indefinitely or for periods equal to a statute of limitations and excluding obligations to indemnify directors and officers pursuant to acquisition agreements);

(vi)         provides for the settlement or conciliation of any litigation (A) that materially restricts or imposes any material obligation on the Company or any Company Subsidiary or materially disrupts the business of the Company or any Company Subsidiary as currently conducted, taken as a whole or (B) that would require the Company or any Company Subsidiary to pay consideration valued at more than $500,000 in the aggregate after the date of this Agreement other than any settlement or conciliation that is covered by insurance or indemnification (which the Company is reasonably expected to receive);

(vii)        is material to the Company and the Company Subsidiaries, taken as a whole, and imposes exclusivity or non-competition covenants on the Company or any Company Subsidiary;

(viii)       is (A) a Contract pursuant to which the Company or any Company Subsidiary is licensed by a third party to use any Intellectual Property that is material to the business of the Company and the Company Subsidiaries as conducted as of the date of this Agreement (other than any Off-the-Shelf Software and Open Source Software) or (B) a Contract pursuant to which a third party has licensed (including covenants not to sue) any Company Intellectual Property owned by the Company or any Company Subsidiary (other than non-exclusive licenses granted by the Company or any Company Subsidiary in the ordinary course of business);

(ix)          is with a Material Customer;

(x)           is with a Material Channel Partner;

(xi)          is with a Material Supplier;

(xii)         is with a Governmental Entity pursuant to which the Company (including any Company Subsidiary) has received in excess of $1,000,000 in the aggregate during the three-year period ended December 31, 2022;

(xiii)       pursuant to which the Company or any Company Subsidiary is or may become obligated to make or provide (A) any severance, termination, change in control or similar payment or benefit to any current or former employee or service provider or (B) any bonus (paid in cash or stock) or similar payment (other than payments constituting base salary and commissions and payments made in the ordinary course of business consistent with past practice) in excess of $100,000 (or the local currency equivalent thereof);

(xiv)       would trigger or increase or accelerate the vesting of any benefits (including any benefits under any including any stock option plan, stock appreciation right plan or stock purchase plan) in connection with the execution and delivery of this Agreement or the consummation of the Transactions (either alone or in connection with a previous or subsequent termination of employment or service in combination therewith);

(xv)        provides for indemnification of any director or officer of the Company;

(xvi)       provides to another person the right to purchase, license or otherwise acquire an unlimited quantity of or unlimited usage of Company Products (based on the Company’s or any Company Subsidiary’s ordinary pricing metrics for such Company Products) for a fixed aggregate price or at no additional charge (including through “enterprise wide,” “unlimited use” or “all you can eat” provisions);

(xvii)      (A) creates any obligation under any interest rate, currency or commodity derivative or hedging transaction or (B) pursuant to which the Company or any Company Subsidiary creates or grants a material Lien, other than a Permitted Lien, on any of its properties or other assets;

(xviii)     is a collective bargaining, union or works council agreement;

(xix)       that provides for any standstill or similar obligations that are binding on and restrict any material actions of the Company; or

(xx)        is required to be described pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

Each Contract described in Section 3.19(a) or Section 3.19(b) is referred to in this Agreement as a “Company Material Contract.”

(c)           Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract in any material respect, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder in any material respect by the Company or any Company Subsidiary. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract in any material respect. Each Company Material Contract is a valid and binding obligation of the Company or any Company Subsidiary that is a party thereto and, to the knowledge of the Company, is in full force and effect, subject to the Bankruptcy and Equity Exception. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that with or without notice or lapse of time or both could reasonably be expected to: (i) give any person the right to accelerate the maturity or performance of any Company Material Contract or (ii) give any person the right to cancel, terminate or modify any Company Material Contract. Since January 1, 2022, neither the Company nor any Company Subsidiary has received any written notice or, to the knowledge of the Company, other communication alleging any breach of, or default under, any Company Material Contract.

Section 3.20        Material Customers, Channel Partners and Suppliers.

(a)           Section 3.20(a) of the Company Disclosure Letter sets forth a complete and accurate list of the top ten direct customers of the Company based upon the revenue generated from such direct customer during the year ended December 31, 2022 (each, a “Material Customer”). The Company has not received any written notice or, to the knowledge of the Company, other communication from a Material Customer that it has ceased to use the Company’s services or that it intends to cease after the Closing to use such services or to otherwise terminate or materially reduce its relationship with the Company. Neither the Company nor any Company Subsidiary has any pending material dispute with any Material Customer.

(b)           Section 3.20(b) of the Company Disclosure Letter sets forth a complete and accurate list of the top ten channel partners of the Company based upon the revenue generated from such channel partners during the year ended December 31, 2022 (each, a “Material Channel Partner”). The Company has not received any written notice or, to the knowledge of the Company, other communication from a Material Channel Partner that it has ceased to use the Company’s services or that it intends to cease after the Closing to use such services or to otherwise terminate or materially reduce its relationship with the Company. Neither the Company nor any Company Subsidiary has any pending material dispute with any Material Channel Partner.

(c)           Section 3.20(c) of the Company Disclosure Letter sets forth a complete and accurate list of the top ten suppliers of the Company based upon the payments made by the Company to such supplier during the year ended December 31, 2022 (each, a “Material Supplier”). The Company has not received any written notice or, to the knowledge of the Company, other communication from a Material Supplier that it intends to cease after the Closing to provide services to the Company or to otherwise terminate or materially reduce its relationship with the Company. Neither the Company nor any Company Subsidiary has any pending material dispute with any Material Supplier.

Section 3.21        Company Products. Neither the Company nor any Company Subsidiary is obligated to (a) provide any recipient of any Company Product or prototype (or any other person) with any material upgrade, improvement or enhancement of a Company Product or prototype, except in the ordinary course of business of the Company and the Company Subsidiaries, or (b) design or develop a new product, or a customized, improved or new version of a Company Product, for any other person, except in the ordinary course of business of the Company and the Company Subsidiaries. Each Company Product sold, licensed, delivered, provided or otherwise made available by the Company or any Company Subsidiary conforms and complies in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.22        Privacy and Data Security.

(a)           The Company and the Company Subsidiaries and, to the knowledge of the Company, each vendor, processor and other third party Processing Personal Information Processed by or for the Company, solely with respect to each such third party’s Processing (collectively, “Data Partners”), complies in all material respects with, and has since January 1, 2021 have complied in all material respects with: (i) all Privacy Laws, (ii) all Privacy Policies applicable to the Company and (iii) all contractual commitments, including any terms of use, that the Company has entered into with respect to the Processing of Personal Information (collectively, the “Data Protection Requirements”). The Company and the Company Subsidiaries have a Privacy Policy regarding the collection and use of Personal Information, a true, correct and complete copy of which as in effect on the date of this Agreement has been made available to Parent prior to the date of this Agreement. The Company and the Company Subsidiaries have at all times presented an accurate Privacy Policy (which Privacy Policy the Company does not reasonably believe to be misleading or deceptive (including by omission)) to individuals prior to the collection of any Personal Information from such individuals, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement and the Transactions do not and will not: (i) conflict with or result in a violation or breach of any Data Protection Requirements, (ii) require the consent of or provision of notice to any person concerning such person’s Personal Information, (iii) give rise to any right of termination or other right to impair or limit Parent’s or the Company’s rights to own and Process any Personal Information used in or necessary for the operation of the Company’s or each of the Company Subsidiaries’ businesses or (iv) otherwise prohibit the transfer of Personal Information to Parent, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and each of the Company Subsidiaries routinely engage in due diligence of Data Partners before allowing them to access, receive or Process Personal Information and audit such Data Partners’ compliance with their commitments with respect to the Data Protection Requirements, and (ii) to the knowledge of the Company, the Company and each Company Subsidiary has valid and enforceable agreements, subject to the Bankruptcy and Equity Exception, in place with all Data Partners that comply with applicable Data Protection Requirements.

(d)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and each of the Company Subsidiaries since January 1, 2021 have implemented and maintained administrative, technical, physical and organizational safeguards, including commercially reasonable plans, procedures, controls, programs and a written information security program designed to (i) protect and maintain the security of any Personal Information and Company Data stored in their computer systems from any accidental, unlawful or unauthorized Security Incident, or any other use by a third party that would violate the Privacy Policy or Data Protection Requirements and (ii) identify and address internal and external risks to the privacy and security of Personal Information in the Company’s possession or control.

(e)           The Company maintains insurance coverage to respond to the risk of liability relating to any unauthorized Processing of Company Data, a Security Incident or a violation of Privacy Laws of the Company or any Company Subsidiary, and no claims have been made under such insurance policy(ies) since January 1, 2021, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(f)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, to the extent required, the Company and each of the Company Subsidiaries are, and since January 1, 2021 have been, in compliance with the Payment Card Industry Data Security Standards and the related card brand rules and requirements in any Contracts between the Company, and each of the Company Subsidiaries, on the one hand, and any of the Company’s payment processors and/or acquiring banks, on the other hand.

(g)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries, have not (i) to the knowledge of the Company, experienced a Security Incident, (ii) been required pursuant to any Privacy Laws to notify customers, consumers, employees, Governmental Entities, or any other person of any Security Incident, (iii) received any written notice from any Governmental Entity with respect to any inquiry or investigation of any such Governmental Entity, or been the subject of any enforcement Proceeding of any Governmental Entity, with respect to noncompliance with any Privacy Law or (iv) to the knowledge of the Company, received any written notice, request, claim, complaint, correspondence or other communication relating to any Security Incident or violation of any Privacy Law by the Company or any Company Subsidiary.

Section 3.23        Anti-Corruption.

(a)           Neither the Company nor any Company Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors, employees or any other person authorized to act on behalf of the Company or any Company Subsidiaries, has, since January 1, 2021, directly or indirectly, taken any act that would cause the Company or any Company Subsidiaries to be in violation of applicable Anti-Corruption Laws in any material respect, including any act in furtherance of an offer, payment, promise to pay, authorization or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any person to secure any improper advantage or to obtain or retain business.

(b)           The Company and the Company Subsidiaries are, and since January 1, 2021 have been, in compliance with all applicable Anti-Corruption Laws in all material respects. Without limiting the generality of the foregoing, (a) neither the Company nor any Company Subsidiaries has violated or is in violation in any material respect of the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.), or any similar Law, and (b) there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of the Company or any Company Subsidiaries relating to the same, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)           To the knowledge of the Company, neither the Company, nor any Company Subsidiaries, nor any of their respective affiliates, nor persons acting on their behalf has, since January 1, 2021, (i) received any written notice from any Governmental Entity that alleges violations of applicable Anti-Corruption Laws, (ii) been involved in any internal investigation involving violations of applicable Anti-Corruption Laws or (iii) received a written request for information from any Governmental Entity regarding non-compliance with respect to applicable Anti-Corruption Laws.

(d)           The Company maintains, and has maintained since January 1, 2021, compliance policies, procedures and internal controls reasonably designed to ensure compliance with applicable Anti-Corruption Laws.

Section 3.24        International Trade Laws.

(a)           Neither the Company, nor any Company Subsidiary, nor any of their respective directors, or officers, nor, to the knowledge of the Company, any of their respective affiliates, employees or agents is a Sanctioned Person.

(b)           The Company and the Company Subsidiaries are, and at all times since January 1, 2021 have been, in compliance in all material respects with applicable International Trade Laws.

(c)           Since January 1, 2021, the Company has not received written notice to the effect that a Governmental Entity claimed or alleged that the Company was not in compliance with International Trade Laws.

(d)           Since January 1, 2021, neither the Company nor any of its controlled affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Entity regarding any past violations of International Trade Laws.

Section 3.25        Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all Insurance Policies maintained by the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by applicable Law or regulation, and all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), (b) neither the Company nor any Company Subsidiary is in material breach of or default under any of the Insurance Policies and (c) neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or material modification of any of the Insurance Policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since December 31, 2021, the Company has not received any written notice of termination or cancellation or denial of coverage with respect to any of the Insurance Policies held or maintained by the Company and the Company Subsidiaries.

Section 3.26        Opinion of Financial Advisor. On or prior to the date of this Agreement, Goldman Sachs & Co. LLC has delivered its oral opinion to the Company Board, to be subsequently confirmed by delivery of a written opinion (the “Opinion”), that as of the date of the Opinion and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of Shares pursuant to this Agreement is fair from a financial point of view to such holders. The Company will furnish, after receipt thereof, an accurate and complete copy of the Opinion to Parent solely for informational purposes (it being understood and agreed that the Opinion is for the benefit of the Company Board and may not be relied upon by Parent, Merger Sub or any of their respective affiliates).

Section 3.27        Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.12, (a) the Company Board has taken all necessary action such that the restrictions imposed on business combinations by Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Transactions and (b) to the knowledge of the Company, no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law (a “Takeover Statute”) is applicable to this Agreement, the Company or any Company Subsidiary or the Transactions, including any Takeover Statute that would limit or restrict Parent or any of its affiliates from exercising its ownership of Shares acquired in the Merger.

Section 3.28        Vote Required. Assuming the accuracy of the representations and warranties contained in Section 4.12, the only vote of the holders of capital stock of the Company required to adopt this Agreement or approve the Transactions is the adoption of this Agreement by the holders of a majority of the outstanding Shares (the “Company Stockholder Approval”).

Section 3.29        Brokers. No broker, finder or investment banker other than Goldman Sachs & Co. LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable, and all indemnification and other agreements related to the engagement of Goldman Sachs & Co. LLC, in connection with the Transactions.

Section 3.30        Related Person Transactions. Except for compensation or other employment arrangements entered into in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any Company Associate) thereof (but not including any Company Subsidiary), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 3.31        Government Contracts.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is in compliance, and since January 1, 2021 has been in compliance, with all Laws applicable and pertaining to each Government Contract and each Government Bid.

(b)           To the knowledge of the Company, the Company has not submitted any invoices or made any statements, representations, or certifications to any Governmental Entity with respect to any Government Contract or Government Bid that were not correct, current and complete in all material respects as of their submission date.

(c)           To the Company’s knowledge, since January 1, 2021, the Company has not received in writing any adverse or negative performance evaluations or ratings from any Governmental Entity in connection with any Government Contract.

(d)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not received written notice: (i) of any termination for convenience, termination for default, cure notice or show of cause notice that is currently in effect or has been threatened since January 1, 2021 with respect to any Government Contract or Government Bid; (ii) that any cost incurred or invoice rendered pertaining to any Government Contract is currently being disallowed, questioned or challenged by any Governmental Entity; (iii) since January 1, 2021, of any pending or threatened claims or disputes against the Company by any Governmental Entity or by any prime contractor, higher tier or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid; (iv) since January 1, 2021, of any actual or proposed suspension or debarment of the Company or any of its respective managers, directors or officers, employees, consultants or agents or (v) since January 1, 2021, that any cost accounting systems or procurement systems or the associated entries reflected in the Company’s financial records with respect to any Government Contract or Government Bid are not in compliance with applicable Laws and contract obligations.

(e)           To the Company’s knowledge, the Company has no organizational conflicts of interest with respect to any Government Contract or Government Bid that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(f)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company is not using any Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary prior permission of the relevant Governmental Entity or prime contractor, subcontractor, vendor or other authorized person and (ii) the Company has taken all steps reasonably required under any Government Contracts or applicable Laws to protect its Company Owned IP and has included, as necessary, the proper restrictive legends on all copies of any Intellectual Property delivered in connection with a Government Contract and, other than as required under any Government Contract, the Company is not obligated to provide a license to any Governmental Entity to use or disclose any of the Intellectual Property used in connection with such Government Contract.

(g)           The Company has all permits, authorizations, and access passes or other documents required to perform each Government Contract for which such documents are required to access or provide delivery or other services in relation to any government facility, base, port or other government controlled location, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)           No Government Contract was awarded on the basis of the Company’s status as (a) a Small Business (as defined in the regulations of the U.S. Small Business Administration at 13 C.F.R. Part 121); (b) a Small Disadvantaged Business (as defined in the regulations of the U.S. Small Business Administration at 13 C.F.R. Part 124) or (c) a Service-Disabled Veteran-Owned Small Business or a Veteran-Owned Small Business (as defined in the regulations of the U.S. Small Business Administration at 13 C.F.R. Part 125). The Company is not party to any Contract pursuant to which the Company or any of its affiliates or representatives has represented to any other person that it is a “small business,” “female owned,” “minority owned” or “military veteran owned”, nor, to the knowledge of the Company, is the Company represented as such in any report by the Company or any other person to a Governmental Entity.

Section 3.32        Acknowledgement of No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties contained in ARTICLE IV, the Financing Commitments and the Guarantee, none of Parent or Merger Sub or any of their respective affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning Parent, Merger Sub or the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01        Organization. Each of Parent and Merger Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Parent and Merger Sub has the requisite corporate or other legal entity, as the case may be, power and authority to carry on its business as it is now being conducted, except where any such failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.02        Authority. Each of Parent and Merger Sub has the requisite corporate or other legal entity power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub has been and the consummation by them of the Transactions have been duly authorized by all necessary corporate or other legal entity action on the part of Parent and Merger Sub, as applicable, and, other than the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub (which adoption shall occur immediately following the execution and delivery of this Agreement), no additional corporate or other legal entity proceedings on the part of Parent or Merger Sub, as applicable, are necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and this Agreement (assuming the due authorization, execution and delivery of this Agreement by the Company) constitutes the valid and legally binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03        No Conflict; Required Filings and Consents.

(a)           None of the execution, delivery or performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions will: (i) subject to the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, conflict with or violate any provision of the certificate of incorporation, bylaws or any equivalent organizational or governing documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications or similar actions described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party (or by which any of their respective properties or assets is bound) or any Permit held by it or them, except, with respect to clauses (ii) and (iii), for (A) any such consents and approvals, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or creation of Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

(b)           None of the execution, delivery or performance of this Agreement by or on behalf of Parent or Merger Sub or the consummation by Parent or Merger Sub or any of their respective affiliates of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing, declaration or registration with or notification to, any Governmental Entity by Parent or Merger Sub or any of their respective proprieties or assets, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under any Antitrust Laws or Investment Screening Laws listed in Section 6.01(b) of the Company Disclosure Letter, (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act, (iv) compliance with any applicable international, federal or state securities or “blue sky” Laws and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.04        Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their respective affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.05        Litigation. As of the date of this Agreement, there is no Proceeding to which Parent or any of its Subsidiaries is a party, either pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions. As of the date of this Agreement, none of Parent or any of its Subsidiaries is subject to any outstanding Order that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions. As of the date of this Agreement, there is no pending Proceeding to which Parent or any of its Subsidiaries is a party seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other Transactions that would reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.06        Capitalization and Operations of Merger Sub. The authorized share capital of Merger Sub consists of 100 shares, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement or the Financing.

Section 4.07        Financing. Parent has delivered to the Company true, complete and correct copies of (i) the executed equity commitment letter from STG VII, L.P., a Delaware limited partnership, STG VII-A, L.P., a Delaware limited partnership, STG VII Executive Fund, L.P., a Delaware limited partnership, and STG AV, L.P., a Delaware limited partnership (collectively, the “Sponsors”), dated as of the date of this Agreement, pursuant to which, and upon the terms and subject to conditions of which, the Sponsors have agreed to provide equity financing (the “Equity Financing”) to Parent in connection with the consummation of the Transactions (the “Equity Commitment Letter”) and that provides that the Company is a third-party beneficiary thereof, and (ii) an executed commitment letter (together with all term sheets and other exhibits, annexes and schedules attached thereto, the “Debt Commitment Letter”) and corresponding customarily redacted fee letters (which may be redacted to omit the fee amounts and any “market flex” provisions so long as no redactions cover terms that individually or in the aggregate would adversely affect the conditionality, availability or termination of the Debt Financing) from the financial institutions identified therein (the “Lenders”) to provide, upon the terms and subject to conditions therein, debt financing in the amounts set forth therein (the “Debt Financing Commitments,” as each may be amended or replaced from time to time to the extent permitted by Section 5.07(a) and, together with the Equity Commitment Letter, the “Financing Commitments”) for the purpose of funding the Transactions (being collectively referred to as the “Debt Financing”, and together with the Equity Financing, collectively referred to as the “Financing”). Each of the Financing Commitments has been duly executed by Parent, and to Parent’s knowledge, each other party thereto, and is a legal, valid and binding obligation of Parent, and to the knowledge of Parent, each other party thereto, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, each of the Financing Commitments is in full force and effect, and none of the Financing Commitments has been withdrawn, rescinded or terminated (and to Parent’s knowledge no such withdrawal, rescission or termination is presently contemplated) or otherwise amended or modified in any respect, and, to Parent’s knowledge, no such amendment or modification is contemplated (except in connection with any amendments or modifications to add commitment parties thereunder in accordance with the terms thereof or effectuate any “market flex” terms contained in the fee letters that individually or in the aggregate would not adversely affect the conditionality or availability of the Debt Financing). As of the date of this Agreement, Parent is not in breach of any of the terms or conditions set forth in any of the Financing Commitments, and as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein on the part of Parent under the Financing Commitments, or (to the knowledge of Parent) on the part of any other party under the Financing Commitments. As of the date of this Agreement, neither any Sponsor nor any Lender has notified Parent in writing of its intention to terminate, withdraw or rescind all or any portion of the Financing Commitments or not to provide the Financing. Assuming the Financing is funded in accordance with the Financing Commitments, the aggregate net proceeds from the Financing when funded in accordance with the Financing Commitments are sufficient to fund all of the amounts required to be provided by Parent or Merger Sub for the consummation of the Transactions and are sufficient for the satisfaction when due of all of the obligations of Parent and Merger Sub under this Agreement, including the payment of the Aggregate Merger Consideration and the payment of all costs and expenses of the Transactions (including any obligations of the Surviving Corporation and the Company Subsidiaries) that become due or payable on the Closing Date by the Surviving Corporation or any Company Subsidiary in connection with, or as a result of, the Transactions and any repayment or refinancing of Indebtedness required in connection therewith or contemplated by any of the Financing Commitments (collectively, the “Financing Uses”). As of the date of this Agreement, Parent has paid in full any and all commitment or other fees required by the Financing Commitments that are due as of the date of this Agreement, and will pay, after the date of this Agreement, all such fees as they become due and payable in accordance with the terms of the Equity Commitment Letter and the Debt Commitment Letter. There are no conditions precedent or contingencies to the obligations of the parties under the Financing Commitments (including pursuant to any “flex” provisions in the related fee letter or otherwise) to make the full amount of the Financing available to Parent on the terms therein except as expressly set forth in the unredacted portion of the Financing Commitments; provided that if any portion of the Debt Financing is funded into an escrow or similar arrangement prior to the Effective Time, the parties hereto acknowledge and agree that the inclusion in any such arrangement of an Escrow Release Condition will not constitute a breach of this Agreement. There are no side letters or other agreements, understandings, contracts or arrangements (written, oral or otherwise) related to the Financing (other than the Financing Commitments and related fee letters). Subject to the Company’s compliance with this Agreement and the satisfaction of the conditions set forth in Section 6.01 and Section 6.02 (other than those conditions that by their terms are only capable of being satisfied on the Closing Date, but subject to the satisfaction of such conditions), as of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Financing, or that the Financing will not be available on the Closing Date. Parent acknowledges and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent or the Company or any of their respective Subsidiaries obtain financing for or related to any of the Transactions.

Section 4.08        Guarantee. Concurrently with the execution and delivery of this Agreement, Parent and Merger Sub have caused the Guarantors to deliver the Guarantee, dated as of the date of this Agreement, to the Company. The Guarantee is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. The Guarantee is a legal and valid and binding obligation of the Guarantors, enforceable against each Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred which, with or without notice, lapse of time or both, could constitute a default or breach on the part of any Guarantor under such Guarantee.

Section 4.09        Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived and (b) the most recent financial statements included in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed by the Company with the SEC present fairly in all material respects the consolidated financial condition of the Company and the consolidated Company Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and the consolidated Company Subsidiaries for the periods covered thereby in accordance with GAAP, then at and immediately following the Effective Time and after giving effect to all of the Transactions, including the funding of the Debt Financing and the Financing Uses, Parent, the Surviving Corporation and each Subsidiary of the Surviving Corporation will be Solvent. Parent and Merger Sub are not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company, any Company Subsidiary or any affiliates thereof.

Section 4.10        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective affiliates.

Section 4.11        Absence of Certain Arrangements. Other than this Agreement and the Voting Agreement, as of the date of this Agreement, there are no Contracts or any commitments to enter into any Contract between Parent, Merger Sub or any of their respective affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand, relating to the Transactions or the operations of the Surviving Corporation after the Effective Time. Neither Parent nor any of its affiliates has entered into any Contract or any commitments to enter into any Contract pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (b) any third party has agreed to provide, directly or indirectly, any capital (other than pursuant to the Financing Commitments) to Parent or the Company to finance in whole or in part any of the Financing Uses or otherwise in connection with the Transactions or (c) any stockholder of the Company agrees to vote to adopt this Agreement or approve the Merger or agrees to vote against any Competing Proposal.

Section 4.12        Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub nor any of their respective affiliates beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder or is entitled to a contractual right to beneficially own (whether or not subject to the passage of time or other contingencies)), as of the date of this Agreement, or will at any time prior to the Closing Date beneficially own (or, except pursuant to this Agreement, be entitled to a contractual right to beneficially own (whether or not subject to the passage of time or other contingencies)), any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Company Subsidiary, or, other than the Voting Agreement, is a party as of the date of this Agreement, or will at any time prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Company Subsidiary.

Section 4.13        Foreign Ownership and Control. No non-U.S. government, agency of a foreign government or representative of a foreign government, nor business enterprise or other entity organized, chartered or incorporated under the Laws of any country other than the United States, nor any person who is not a citizen or national of the United States (each a “Foreign Interest”) (a) individually or in the aggregate with other affiliated Foreign Interests, holds or owns (or at the time of, or in connection with, the Transactions will hold or own) 10% or more (directly or indirectly) of the outstanding voting interest in Parent or any Sponsor, (b) has (or at the time of, or in connection with, the Transactions will have) the power, direct or indirect, whether or not exercised, and whether or not exercisable through the ownership of Parent or any Sponsor, by contractual arrangements or other means, to direct or decide matters affecting the management or operations of Parent or any Sponsor (or the right to acquire any such power), (c) has (or at the time of, or in connection with, the Transactions will have) membership or observer rights on Parent’s or any Sponsor’s board of directors (or equivalent) or the board of directors (or equivalent) of any person or entity that controls Parent or any Sponsor, or has the right to nominate an individual to a position on Parent’s or any Sponsor’s board of directors (or equivalent), or the board of directors (or equivalent) of any person or entity that controls Parent or any Sponsor (or has the right to acquire any such rights) or (d) holds (or at the time of, or in connection with, the Transactions will hold or acquire) ownership interests in Parent or any Sponsor other than solely for the purpose of passive investment, as that term is defined in 31 C.F.R. § 800.243.

Section 4.14        Acknowledgement of No Other Representations or Warranties. Each of Parent and MERGER SUB acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries and that it and its representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and the Company Subsidiaries that it and its representatives have desired or requested to review for such purpose and that it and its representatives have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries. Each of Parent and MERGER Sub acknowledges and agrees that, except for the representations and warranties contained in ARTICLE III, none of the Company, the Company Subsidiaries or any of their respective affiliates or Representatives makes or has made any representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the Transactions. Each of Parent and MERGER Sub ACKNOWLEDGES and agrees THAT NO PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT, OR PARENT’S USE, OF ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PARENT IN ANY PHYSICAL OR ELECTRONIC “DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, Each of Parent and MERGER Sub ACKNOWLEDGES and agrees THAT NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE FINANCIAL PROJECTIONS, FORECASTS, COST ESTIMATES AND OTHER PREDICTIONS RELATING TO THE COMPANY AND THE COMPANY SUBSIDIARIES MADE AVAILABLE TO PARENT.

ARTICLE V
COVENANTS

Section 5.01        Conduct of Business by the Company Pending the Merger.

(a)           The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except (i) as set forth in Section 5.01 of the Company Disclosure Letter, (ii) as expressly contemplated or required by any other provision of this Agreement, (iii) as required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the Nasdaq or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, use its reasonable best efforts to conduct its operations in the ordinary course of business and, to the extent consistent therewith, the Company will, and will cause each Company Subsidiary to, use its reasonable best efforts to (A) preserve intact its material assets, properties, Company Material Contracts and business organizations, (B) keep available the services of its current officers and key employees, subject to terminations for “cause” and (C) maintain existing relations with material customers, suppliers, channel partners, distributors, lessors, licensors, licensees, creditors, contractors and other key persons with whom the Company and the Company Subsidiaries have significant relationships to the extent that the Company or one of the Company Subsidiaries has not, as of the date of this Agreement, already notified any such person of its intent to modify or terminate such relations; provided, that, no action with respect to the matters addressed by any subclause of the following Section 5.01(b) shall constitute a breach of this  Section 5.01(a) unless such action would constitute a breach of such subclause of Section 5.01(b).

(b)           Without limiting the generality of the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly contemplated or required by any other provision of this Agreement, as required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the Nasdaq, the Company shall not, and shall not permit any Company Subsidiary to, during the Pre-Closing Period, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)           amend the Company Charter or the Company Bylaws;

(ii)          except as required by any Contract or pursuant to the terms of the Company Stock Purchase Plan, issue or authorize the issuance of any equity securities in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than (A) grants of RSU Awards in connection with Contracts in effect on the date of this Agreement, including annual grants, new hire grants, promotion grants and retention grants (with all such Contracts being set forth in Section 5.01(b)(ii) of the Company Disclosure Letter), (B) the issuance of Shares upon the vesting of RSU Awards outstanding as of the date of this Agreement or otherwise permitted to be granted hereunder and (C) the issuance of securities by a Company Subsidiary to the Company or another Company Subsidiary;

(iii)         adjust, split, combine, recapitalize or reclassify any capital stock or other equity interest of the Company;

(iv)         other than in the ordinary course of business, sell, pledge, dispose of, transfer, lease, license or encumber any property or assets of the Company or any Company Subsidiary that are material to the Company and the Company Subsidiaries, taken as a whole, except (A) sales or dispositions made in connection with any transaction between or among the Company and any of the Company Subsidiaries or between or among the Company Subsidiaries, (B) for properties or assets not currently used in the Company’s business or (C) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.01(b)(ix) or that constitutes a Permitted Lien;

(v)          (A) declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company, whether payable in cash, stock, property or a combination thereof, other than as between the Company and any Company Subsidiary or between the Company Subsidiaries, (B) pledge or encumber any of its capital stock or other equity or voting interests (other than Permitted Liens) or (C) modify the terms of any of its capital stock or other equity or voting interests;

(vi)         other than (A) in respect of Company Subsidiaries or (B) in connection with the payment of related withholding Taxes, by net exercise or by tendering of shares (or Tax withholdings on the vesting or payment of RSU Awards), reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities;

(vii)        merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than (A) the merger of one or more Company Subsidiaries with or into one or more other Company Subsidiaries or the Company or (B) in connection with any disposition permitted by Section 5.01(b)(iv);

(viii)       make or offer to make any acquisition of a material business (including by merger, consolidation or acquisition of stock or assets) or enter into any joint venture, partnership or similar arrangement with any third person;

(ix)          incur any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money, except (A) in connection with restatements, replacements or refinancings of existing Indebtedness, (B) for borrowings (including letters of credit (and related guarantees) and surety and performance bonds) in the ordinary course of business, (C) Indebtedness between or among the Company and the Company Subsidiaries or between or among the Company Subsidiaries or any credit facility of the Company hereafter created, whether term or revolving Indebtedness, on terms substantially the same as those governing the Company’s existing credit facility as it may have been amended, restated, amended and restated, replaced, refinanced, modified or supplemented consistent with this Section 5.01(b)(ix), (D) Indebtedness under any credit facility of the Company in existence as of the date of this Agreement, (E) for any guarantee by the Company of Indebtedness of the Company Subsidiaries or any guarantee by the Company Subsidiaries of Indebtedness of the Company or any of the Company Subsidiaries or (F) with respect to any Indebtedness not in accordance with clauses (A) through (E), for any Indebtedness incurred after the date hereof to fund operations of the business in the ordinary course of business or as expressly contemplated, permitted or required by any provision of this Agreement, not to exceed $1,000,000 in the aggregate outstanding at any one time;

(x)          make any loans, advances or capital contributions to, or investments in, any other person (other than any Company Subsidiary) other than (A) loans made in the ordinary course of business consistent with past practice, (B) loans solely between the Company and a Company Subsidiary or between the Company Subsidiaries, (C) as required pursuant to the terms of any existing Contract in effect as of the date of this Agreement, (D) extended payment terms granted to customers or clients in the ordinary course of business or (E) advances for travel and other out-of-pocket expenses to officers, directors or employees of the Company or any Company Subsidiary in the ordinary course of business;

(xi)         except to the extent required by or to comply with Law or the terms of any Company Benefit Plan, or as specifically contemplated by Section 2.03 or Section 5.11: (A) other than increases in salary and annual bonuses in the ordinary course of business consistent with past practice and changes to broad-based Company Benefit Plans in the ordinary course of business consistent with past practice, materially increase the compensation or benefits payable or to become payable to its directors, officers or employees with an annual base salary less than or equal to $300,000 (or the local currency equivalent thereof) (a “Senior Employee”), (B) other than in the ordinary course of business in connection with open enrollment periods with respect to any Company Benefit Plan or actions otherwise permitted by this Section 5.01(b)(xi), establish, adopt, enter into, terminate or amend, any material Company Benefit Plan (or any plan, policy, Contract or arrangement that would be a material Company Benefit Plan if in effect on the date of this Agreement) or take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan (or any plan, policy, agreement, Contract or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement), (C) grant to any of its current or former employees or service providers any change in control, retention, transaction, stay bonus, tax gross-up, special remuneration, equity or equity-based award, bonus, severance or termination pay, (D) enter into, terminate, amend or modify any employment, consulting, change in control, retention, severance or termination agreement with any of its employees or individual service providers with annual base compensation in excess of $200,000 (or the local currency equivalent thereof) or (E) terminate, engage or hire any employee or individual service provider with an annual base compensation in excess of $200,000 (or the local currency equivalent thereof), other than terminations for cause or terminations of employment in the ordinary course of business of employees or hiring employees to fill positions that are open as of the date of this Agreement;

(xii)        other than as required by applicable Law, enter into, terminate or, other than in the ordinary course of business outside the United States, amend, in any material respect, any collective bargaining, union or works council agreement or other Contract with any employee representative body;

(xiii)       except to the extent necessary to preserve enforceability of a Contract or as otherwise required by applicable Law, intentionally waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference or nondisparagement obligation of any employee or individual service provider of the Company or any Company Subsidiary;

(xiv)       effectuate a “plant closing” or “mass layoff” (each as defined in the Worker Adjustment and Retraining Notification Act of 1988 and all similar applicable Laws);

(xv)        (A) make any material change in accounting policies or procedures or (B) other than in the ordinary course of business, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, in each case other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;

(xvi)       make any capital expenditures that in the aggregate exceed $10,000,000; provided, however, that notwithstanding the foregoing, the Company and any Company Subsidiary shall be permitted to make capital expenditures contemplated by the Company’s annual budget or forecast;

(xvii)      except for non-exclusive licenses granted in the ordinary course of business, sell, license, sublicense, covenant not to assert, assign, transfer, abandon, allow to lapse, exclusively license, otherwise dispose of or grant any rights in any Intellectual Property material to the business of the Company and the Company Subsidiaries as currently conducted;

(xviii)     disclose or abandon any trade secret or confidential information that is Company Owned IP and material to the business of the Company and the Company Subsidiaries as currently conducted or disclose, make available or deliver any source code for any Company Software to any person except to a third-party service provider or other agent obligated in writing to (A) maintain the confidentiality of, and not disclose, such source code and (B) use such source code only in the provision of services to the Company or any of the Company Subsidiaries;

(xix)        engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would reasonably be expected to have a Company Material Adverse Effect;

(xx)         (A) make or change any Tax election or change any method of Tax accounting, (B) settle or compromise any Tax liability or claim relating to a material amount of Taxes, (C) enter into any closing agreement relating to any Tax, (D) other than as a result of extending the due date to file a tax return, agree to an extension of a statute of limitations with respect to any Tax, (E) surrender any right to claim a material Tax refund, (F) prepare any Tax Return in a manner inconsistent with the past practices of the Company or such Company Subsidiaries with respect to the treatment of items on prior Tax Returns or (G) file any Tax Return in a jurisdiction where the Company or such Company Subsidiary did not file a Tax Return of the same type in the immediately preceding Tax period (unless necessitated by new operations in such jurisdiction), in each case described in clauses (A) through (G), that would, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole;

(xxi)        commence any Proceeding that is reasonably likely to be material to the Company and the Company Subsidiaries, taken as a whole, other than a Proceeding as a result of a Proceeding commenced against the Company or any Company Subsidiary, or compromise, settle or agree to settle any Proceeding other than (i) compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of the amount set forth in Section 5.01(b)(xxi) of the Company Disclosure Letter, other than any settlement or conciliation that is covered by insurance or indemnification (which the Company is reasonably expected to receive) above such amount set forth in Section 5.01(b)(xxi) of the Company Disclosure Letter, in any case, without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company or (ii) compromises, settlements or agreements of Transaction Litigation in compliance with Section 5.14;

(xxii)       except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.01(b), (A) enter into any Contract which if entered into prior to the date hereof would be a Company Material Contract of the type described in clauses (i), (iii), (iv), (v), (vii), (ix), (x), (xi), (xii), (xv), (xvi) and (xvii) of Section 3.19 or (B) modify or amend any material rights under any Company Material Contract or terminate any Company Material Contract (other than any Company Material Contract that has expired in accordance with its terms or terminations in connection with the enforcement of rights as a result of breach of such Company Material Contract by the counterparty), in each case in a manner that is adverse in any material respect to the Company or any Company Subsidiary, as applicable;

(xxiii)     maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice, in each case, in any material respect;

(xxiv)     other than in the ordinary course of business, grant any refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor that exceed $100,000 individually;

(xxv)      other than in the ordinary course of business, make any material change to the Company’s or any of the Company Subsidiaries’ written policies or procedures with respect to their Processing of Personal Information, except (A) to remediate any privacy or security issue that the Company or any of the Company Subsidiaries reasonably believes is material, (B) to comply with applicable Privacy Laws (but with respect to Privacy Laws that consist of contractual obligations, solely those that are in effect during the Pre-Closing Period (provided that any such contractual obligations entered into after the date of this Agreement must be entered into in accordance with the terms of this Agreement)) or (C) as otherwise directed or required by a Governmental Entity;

(xxvi)     acquire, or agree to acquire, fee ownership (or its jurisdictional equivalent) of any real property; or

(xxvii)    enter into any Contract to do any of the foregoing.

Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.02        Agreements Concerning Parent and Merger Sub.

(a)           During the Pre-Closing Period, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) and the Financing or as provided in or expressly contemplated by this Agreement, and neither Parent nor Merger Sub shall take or agree to take any action that would prevent or materially delay the consummation of the Transactions.

(b)           Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Parent shall, immediately following the execution and delivery of this Agreement, approve this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

Section 5.03        No Solicitation; Change of Company Recommendation.

(a)           Except as permitted by this Section 5.03, during the Pre-Closing Period, (i) the Company shall, and shall cause its and the Company Subsidiaries’ directors, officers, legal and financial advisors to, and shall direct and use its reasonable best efforts to cause the other Company Representatives to, cease and cause to be terminated any solicitations, discussions or negotiations with, and terminate any data room access (or other access to diligence) of, any persons that may be ongoing as of the execution of this Agreement with respect to any Competing Proposal made by such person or any of its representatives, or that would reasonably be expected to lead to a Competing Proposal by such person or its representatives, and (ii) the Company shall not, and shall cause its and the Company Subsidiaries’ directors, officers, legal and financial advisors not to, and shall direct and use its reasonable best efforts to cause the other Company Representatives not to, (A) initiate, solicit, knowingly encourage or knowingly facilitate the submission of any Competing Proposal, (B) furnish any non-public information regarding the Company or any Company Subsidiary to any third person in connection with or in response to a Competing Proposal made, or reasonably expected to be made, by such third person, (C) participate in any discussions or negotiations with any third person with respect to any Competing Proposal made, or reasonably expected to be made, by such third person, (D) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, a Competing Proposal or (E) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to a Competing Proposal, other than, in each case, an Acceptable Confidentiality Agreement.

(b)           Notwithstanding anything in this Agreement to the contrary, if, at any time after the date of this Agreement and prior to the earlier of obtaining the Company Stockholder Approval or the termination of this Agreement in accordance with its terms, (i) the Company has received a written Competing Proposal from a third person after the date of this Agreement that did not result from a material breach of Section 5.03(a) and (ii) the Company Board (or any committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company, the Company Subsidiaries and the Company Representatives may (A) furnish information (including any non-public information), including with respect to the Company and the Company Subsidiaries, to, (B) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and the Company Subsidiaries to, (C) participate or engage in discussions or negotiations with or (D) otherwise facilitate the making of a Superior Proposal by, in each case, the person making such Competing Proposal and its representatives in connection with such person’s Competing Proposal; provided, however, that the Company will not, will cause its and the Company Subsidiaries’ directors, officers, legal and financial advisors not to, and will not direct, authorize or knowingly permit other Company Representatives to, take any of the actions set forth in clauses (A) to (D) above (other than the negotiation of an Acceptable Confidentiality Agreement) until there is an Acceptable Confidentiality Agreement in place. The Company shall reasonably promptly (and, in any event, within one Business Day) provide Parent a non-redacted copy of each Acceptable Confidentiality Agreement that the Company has executed in accordance with this Section 5.03(b) and any non-public information provided to any such person and which was not previously provided to Parent. The Company shall not provide (and shall not permit any Company Representatives to provide) any non-public information that the Company’s outside counsel reasonably determines to be competitively sensitive in connection with the actions permitted by this Section 5.03(b), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on the Company.

(c)           Except as set forth in Section 5.03(d) or Section 5.03(f), during the Pre-Closing Period, neither the Company Board nor any committee thereof will (i) adopt, authorize, approve or recommend any Competing Proposal, (ii) withhold, withdraw, qualify, modify or amend, or publicly propose to withhold, withdraw, amend, qualify or modify, in a manner adverse to Parent, the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement (it being understood that it shall be considered a modification adverse to Parent if (A) any Competing Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the stockholders of the Company within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (B) any Competing Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within ten Business Days following such public announcement providing that the Company Board reaffirms the Company Recommendation (provided that the Company Board shall not be required to make any reaffirmation more than one time with respect to any Competing Proposal unless there shall have been a publicly disclosed change to the terms and conditions of such Competing Proposal in any material respect (it being understood that any change in the consideration thereof shall be deemed such a modification in any material respect))) (any action set forth in the foregoing clause (i) or (ii), a “Change of Company Recommendation”) or (iii) allow the Company or any of the Company Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement to effect any Competing Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate or fail to consummate the Transactions.

(d)           Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board (or any committee thereof) may make a Change of Company Recommendation (and, if so desired by the Company Board (or any committee thereof), terminate this Agreement, in accordance with Section 7.01(d), in order to cause the Company to enter into a definitive agreement with respect to a Superior Proposal) if:

(i)           (A) a Competing Proposal (that did not result from a material breach of Section 5.03(a)) is made to the Company by a third person and (B) the Company Board (or any committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal (it being agreed that such determination in itself by the Company Board (or a committee thereof) shall not constitute a Change of Company Recommendation);

(ii)          the Company provides Parent prior written notice at least five Business Days in advance (the “Notice Period”) of the intention of the Company Board (or any committee thereof) to make a Change of Company Recommendation (a “Notice of Change of Recommendation”) in response to such Superior Proposal, which notice shall include the material terms and conditions of, and the identity of the person making, such Superior Proposal, and contemporaneously furnishes copies of the substantially final proposed definitive documents setting forth such Superior Proposal and any other relevant transaction documents (subject to customary redactions to debt financing commitments) (it being agreed that neither the delivery of the Notice of Change of Recommendation by the Company nor any public announcement that the Company Board (or any committee thereof) is considering making a Change of Company Recommendation shall constitute a Change of Company Recommendation);

(iii)         if requested by Parent, the Company has negotiated, and directed any applicable Company Representatives to negotiate, in good faith, with Parent and its representatives during the Notice Period to make such adjustments to the terms and conditions of this Agreement and the other transaction documents so that such Superior Proposal would cease to constitute a Superior Proposal; and

(iv)         at the end of the Notice Period, after taking into account any changes to the terms and conditions of this Agreement and the Financing Commitments proposed by Parent in a binding irrevocable written offer to the Company pursuant to clause (iii) above, the Company Board (or any committee thereof) has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (A) such Superior Proposal continues to constitute a Superior Proposal and (B) the failure to make a Change of Company Recommendation in response to such Superior Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law, even if such changes irrevocably offered in writing by Parent were to be given effect; provided, that any material amendment, revision, update or supplement to the terms of such Superior Proposal (whether or not in response to any changes irrevocably offered in writing by Parent pursuant to clause (iii) above) shall require a new Notice of Change of Recommendation and an additional three Business Day “Notice Period” from the date of such notice during which the terms of clause (iii) above and this clause (iv) shall apply mutatis mutandis (other than the number of days).

(e)           During the Pre-Closing Period, the Company will promptly (and, in any event, within 24 hours after the receipt thereof) notify Parent in writing if a Competing Proposal is, to the knowledge of the Company, received by the Company or any of the Company Representatives or, to the knowledge of the Company, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of the Company Representatives, which requests, discussions or negotiations would reasonably be expected to lead to a Competing Proposal. Such notice shall include (i) the identity of the person or group making such proposal or request; (ii) a copy of such proposal or request, if in writing, or a summary of the material terms and conditions of such proposal or request, if not in writing, and (iii) copies of any material agreements, documents or other written materials submitted in connection therewith. Thereafter, during the Pre-Closing Period, the Company shall keep Parent reasonably informed, on a reasonably prompt basis (and in any event within 48 hours of any material development with respect to or material amendment of such proposal or request), of the status and terms of any such proposal (including any amendments thereto) and the status of any such discussions or negotiations, including providing copies of any new or amended material agreements, documents or other written materials submitted in writing in connection therewith. During the Pre-Closing Period, the Company will reasonably promptly (and in any event within 48 hours) make available to Parent or its representatives any non-public information concerning the Company and the Company Subsidiaries that is provided to any such person or group or its representatives that was not previously made available to Parent or its representatives.

(f)           Other than in connection with a Competing Proposal (which shall be subject to Section 5.03(d) and shall not be subject to this Section 5.03(f)), prior to obtaining the Company Stockholder Approval, nothing in this Agreement shall prohibit or restrict the Company Board (or any committee thereof) from effecting a Change of Company Recommendation in response to the occurrence of an Intervening Event if the Company Board (or any committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to effect a Change of Company Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (it being agreed that such determination in itself by the Company Board (or a committee thereof) shall not constitute a Change of Company Recommendation); provided, that:

(i)           the Company provides Parent with a Notice of Change of Recommendation in response to the occurrence of such Intervening Event, which notice shall describe in reasonable detail the basis for such Change of Company Recommendation and the Intervening Event (it being agreed that neither the delivery of the Notice of Change of Recommendation by the Company nor any public announcement that the Company Board (or any committee thereof) is considering making a Change of Company Recommendation shall constitute a Change of Company Recommendation);

(ii)          if requested by Parent, the Company has negotiated, and directed any applicable Company Representatives to negotiate, in good faith, with Parent and its representatives during the five Business Days after the date of such Notice of Change of Recommendation (the “Event Notice Period”) with respect to any changes to the terms and conditions of this Agreement and the Financing Commitments proposed by Parent in a binding irrevocable written offer to the Company; and

(iii)         following such Event Notice Period, after taking into account any changes to the terms and conditions of this Agreement and the Financing Commitments proposed by Parent in a binding irrevocable written offer to the Company pursuant to clause (ii) above, the Company Board (or any committee thereof) has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to make a Change of Company Recommendation in response to the occurrence of such Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law, even if such changes proposed by Parent were to be given effect; it being understood that each time that material modifications or developments with respect to the Intervening Event occur (as reasonably determined by the Company Board in good faith), the Company shall notify Parent of such modification and the time period set forth in the preceding clause (ii) shall recommence and last for three Business Days from the latter of (A) the delivery of such written notice to Parent or (B) the end of the original Event Notice Period.

(g)           Nothing contained in this Section 5.03 or elsewhere in this Agreement shall prohibit the Company from, other than pursuant to the proviso below, (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company Board (or any committee thereof) determines in good faith, after consultation with its outside legal counsel, that (A) the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or (B) such disclosure (including regarding the business, financial condition or results of operations of the Company and the Company Subsidiaries) is otherwise required by applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board (or any committee thereof) of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Recommendation), provided that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Change of Company Recommendation other than in accordance with this Section 5.03.

Section 5.04        Preparation of the Proxy Statement; Company Stockholder Meeting.

(a)           As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and file a preliminary Proxy Statement with the SEC (and the Company shall cause such filing to be made within 20 Business Days after the date of this Agreement, to the extent reasonably practicable). Subject to Section 5.03, the Proxy Statement shall include the Company Recommendation. Parent shall cooperate with the Company in the preparation of the Proxy Statement, and shall furnish all information concerning Parent, Merger Sub, the Guarantors, any of their affiliates and any transaction any of them have or are contemplating entering into in connection with this Agreement that is necessary or appropriate in connection with the preparation of the Proxy Statement, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The parties shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. Prior to filing or mailing the Proxy Statement or any related documents (or in each case, any amendment or supplement thereto other than filings under the Exchange Act either not related to this Agreement or that relate to a Competing Proposal) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall consider in good faith any comments on such document or response reasonably proposed by Parent. The Company shall notify Parent promptly after the receipt of any comments to the Proxy Statement from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the Transactions. As promptly as reasonably practicable, following the (i) confirmation by the SEC that it has no further comments or (ii) expiration of the ten-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, the Company will cause the Proxy Statement in definitive form to be mailed to the stockholders of the Company.

(b)           If, at any time prior to the Company Stockholder Meeting, any information relating to the Company or Parent, Merger Sub, the Guarantors, any of their respective affiliates or any transaction any of them have or are contemplating entering into in connection with this Agreement, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall, as promptly as reasonably practicable, notify the other party. Following such notification, the Company shall file with the SEC an appropriate amendment or supplement describing such information as promptly as reasonably practicable after Parent has had a reasonable opportunity to review and comment thereon, and, to the extent the Company determines it is required by applicable Law, the Company shall disseminate such amendment or supplement to the stockholders of the Company.

(c)           Subject to Section 5.03, the Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of seeking the Company Stockholder Approval.

(d)           Notwithstanding anything in this Agreement to the contrary, the Company may, in its reasonable discretion, adjourn, recess or postpone the Company Stockholder Meeting and may change the record date thereof, (i) to the extent necessary, in the judgment of the Company Board, to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the Company Stockholder Approval to be obtained at the Company Stockholder Meeting or (iii) to the extent the Company determines in good faith that failure to do so would be inconsistent with the Company’s obligations under applicable Law. Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be postponed or adjourned (A) by more than ten days at a time; or (B) with respect to Section 5.04(d)(ii), by more than 30 days after the date on which the Company Stockholder Meeting was originally scheduled or most recently convened. In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law. Subject to Section 5.03, the Company Board shall recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”), and the Company shall, unless there has been a Change of Company Recommendation or this Agreement has been terminated in accordance with its terms, use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement.

(e)           Unless this Agreement is validly terminated in accordance with ARTICLE VII prior to the Company Stockholder Meeting, the Company shall submit this Agreement and the Merger to its stockholders at the Company Stockholder Meeting, even if the Company Board has effected a Change of Company Recommendation pursuant to Section 5.03(f).

Section 5.05        Access to Information. During the Pre-Closing Period, the Company shall, and shall cause each Company Subsidiary to: (a) provide to Parent and Merger Sub and their respective representatives reasonable access (at Parent’s sole cost and expense), upon reasonable notice, during normal business hours and in such a manner as not to unreasonably interfere with the operation of any business conducted by the Company or any Company Subsidiary, to the books, records, officers, employees, properties, offices and other facilities of the Company; and (b) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Company and the Company Subsidiaries as Parent or its representatives may reasonably request to the extent related to any reasonable business purpose related to the consummation of the Transactions or post-Closing integration matters; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes reasonably and in good faith that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (ii) violate any confidentiality obligations of the Company or any Company Subsidiary to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party, (iii) breach, contravene or violate any applicable Law (including the HSR Act or any other Antitrust Law or any Investment Screening Law) or any COVID-19 Measures or (iv) jeopardize the health and safety of any employee of the Company or the Company Subsidiaries, in light of COVID-19 or any COVID-19 Measures, it being understood that, in the case of clauses (i) through (iv) above, the Company shall give notice to Parent of the fact that it is withholding such information or documents, and use reasonable best efforts to make appropriate substitute disclosure arrangements to permit the disclosure of such information without implicating the foregoing restrictions. Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub shall not, and shall cause their respective representatives acting on their behalf not to, contact any customer, partner, vendor, supplier or employee of the Company or any Company Subsidiary in connection with the Transactions without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree that such contact shall be arranged and supervised by Company Representatives. Parent shall, and shall cause each of its Subsidiaries and its and their respective representatives (and any other person subject to or bound by the terms of the Confidentiality Agreement) to, hold all information provided or furnished pursuant to this Section 5.05 confidential in accordance with the terms of the Confidentiality Agreement. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of Parent and Merger Sub shall, and shall cause their respective representatives accessing such business or property sites to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures, and to use reasonable best efforts to minimize any interference with the Company’s and the Company Subsidiaries’ business operations in connection with any such access. Notwithstanding anything to the contrary contained in this Section 5.05, during the Pre-Closing Period, none of Parent, Merger Sub or any of their respective affiliates shall conduct, without the prior written consent of the Company, any environmental investigation at any real property owned or leased by the Company, and in no event may any environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any of such real property.

Section 5.06        Appropriate Action; Consents; Filings.

(a)           Parent shall (and shall cause Merger Sub, each Guarantor and each of its and their applicable affiliates to) and, subject to Section 5.03, the Company shall, use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the Transactions and to cause the conditions set forth in ARTICLE VI to be satisfied as promptly as practicable after the date of this Agreement. Without limiting the generality of the foregoing, Parent shall (and shall cause Merger Sub, each Sponsor, each Guarantor and each of its and their applicable affiliates, representatives, officers, directors and direct and indirect owners to) and, subject to Section 5.03, the Company shall (and shall cause each of the Company Subsidiaries to) use its reasonable best efforts to (i) as promptly as practicable obtain all actions or nonactions, consents, Permits, waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary or advisable in connection with the consummation of the Transactions, (ii) as promptly as practicable (and in any event within ten Business Days after the date of this Agreement with respect to the HSR Act filings described in clause (A) and within 20 Business Days after the date of this Agreement with respect to the filings described in clause (B)), make and not withdraw (without the Company’s prior written consent) all registrations and filings (including, where appropriate and advisable, filings in draft form) with any Governmental Entity or other persons necessary or advisable or as required by applicable Law in connection with the consummation of the Transactions, including (A) the filings required of the parties hereto or their “ultimate parent entities” or “ultimate controlling persons” under the HSR Act or any other Antitrust Law or any Investment Screening Law listed in Section 6.01(b) of the Company Disclosure Letter and (B) promptly make any further filings or submissions pursuant thereto that may be necessary or advisable, (iii) contest and defend all lawsuits or other legal, regulatory, administrative or other Proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the Transactions, in each case until the issuance of a final, non-appealable Order with respect to each such Proceeding, (iv) seek to have lifted or rescinded any injunction or restraining order that may adversely affect the ability of the parties to consummate the Transactions, in each case until the issuance of a final, non-appealable Order with respect thereto, (v) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the Transactions and (vi) execute and deliver any additional instruments necessary or advisable to consummate the Transactions. The Company and the Company Subsidiaries shall not be required to make any concessions under this Section 5.06 that are not conditioned upon the Closing.

(b)           In furtherance of the obligations set forth in Section 5.06(a) and notwithstanding any limitations therein or elsewhere in this Agreement, (i) Parent shall promptly take (and shall cause its Subsidiaries to take) any and all actions necessary or advisable in order to avoid or eliminate each and every impediment to the consummation of the Transactions and obtain all approvals and consents, including approvals and consents under any Antitrust Laws or Investment Screening Laws required or advisable by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to consummate the Transactions as promptly as practicable, including operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, assets or businesses of Parent, Merger Sub, the Company, the Surviving Corporation or their respective Subsidiaries (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant Governmental Entity) as may be required or advisable to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any Orders that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions and (ii) upon agreement of the parties hereto, the Company shall make, subject to the condition that the Closing actually occurs, any undertakings (including undertakings to accept operational restrictions or limitations or to make sales or other dispositions, provided that such restrictions, limitations, sales or other dispositions are conditioned upon the consummation of the Transactions) as are required to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions; provided, however, that nothing in this Agreement shall require Parent, Merger Sub, or their respective affiliates to commit to or effect any action with respect to the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of affiliates of Parent or Merger Sub (other than Parent, Merger Sub, and, following consummation of the Transactions, the Company and the Company Subsidiaries).

(c)           Notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub, directly or indirectly, through one or more of their respective affiliates or otherwise, shall take any action, including acquiring or making any investment in any person or any division or assets thereof, that would reasonably be expected to prevent or materially delay the consummation of the Transactions, including under any Antitrust Laws or Investment Screening Laws.

(d)           Without limiting the generality of anything contained in this Section 5.06, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or Proceeding by or before any Governmental Entity with respect to the Transactions, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or Proceeding and (iii) promptly inform the other parties of any material communication to or from the FTC, the Antitrust Division or any other Governmental Entity regarding the Transactions. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, submission, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or to be submitted to any Governmental Entity in connection with the Transactions. In addition, except as may be prohibited by any Governmental Entity or by any applicable Law, in connection with any such request, inquiry, investigation, action or Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Proceeding and to have access to and be consulted in connection with and provided a reasonable opportunity to review in advance, any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or Proceeding, including any filings or submissions referred to in Section 5.06(a). Notwithstanding anything to the contrary in this Section 5.06, no party hereto shall be in violation of this Agreement by virtue of providing information that is competitively sensitive to one another on an “outside counsel only” or other basis designed to ensure compliance with applicable Law (including the HSR Act or any other Antitrust Law or any Investment Screening Law).

(e)           For the avoidance of doubt, this Section 5.06 does not govern the obligations of Parent and Merger Sub to obtain the Financing (which are instead governed by Section 5.07).

Section 5.07      Financing.

(a)           Each of Parent and Merger Sub shall use its commercially reasonable efforts to obtain the Financing on a timely basis on the terms and subject to the conditions described in the Financing Commitments, including using its commercially reasonable efforts to (i) comply with its obligations under the applicable Financing Commitments, (ii) maintain in effect the applicable Financing Commitments, (iii) negotiate and enter into definitive agreements with respect to the Financing Commitments on a timely basis on terms and conditions (including the “market flex” provisions, if applicable) contained therein or otherwise not materially less favorable to Parent in the aggregate than those contained in the Financing Commitments, (iv) satisfy on a timely basis (or obtain a waiver of) (and cause their affiliates to satisfy or obtain such waiver) all conditions applicable to Parent and its affiliates contained in the applicable Financing Commitment within its control, including the payment of any commitment, engagement or placement fees required as a condition to the Financing, and (v) if all conditions to Financing are satisfied (or would be satisfied if the Financing were funded), cause the other parties to each of the Financing Commitments to comply with their obligations thereunder and to fund, at or prior to the Closing, the Financing required to satisfy the Financing Uses. Upon the reasonable request of the Company, Parent shall inform the Company on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the Financing (including providing the Company with copies of all definitive agreements related to the Financing (if any)). Parent shall give the Company reasonably prompt notice (A) upon having knowledge of any actual breach or default by any party of any of the Financing Commitments or any termination of any of the Financing Commitments and (B) if for any reason Parent or Merger Sub believe in good faith that they will not be able to obtain all or any portion of the Financing in an amount equal to the Financing Uses on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive agreements relating to the Financing, as the case may be. Other than as set forth in Section 5.07(b), Parent shall not, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding contained in the Financing Commitments or any other provision of, or remedies under, the Financing Commitments, in each case to the extent such amendment, modification, supplement or waiver would reasonably be expected to have the effect of (1) adversely affecting in any respect the ability of Parent to timely consummate the Transactions, (2) amending, modifying, supplementing or waiving the existing conditions or contingencies to the Financing in a manner adverse to the Company or imposing new or additional conditions precedent to the Financing or (3) delaying the Closing (it being understood that Parent may amend any Debt Commitment Letter related to Debt Financing to add lenders, investors, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed such Debt Commitment Letter as of the date of this Agreement in accordance with the terms thereof). Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Financing Commitments as amended or modified in compliance with this Section 5.07(a); and (2) “Financing Commitments” will include the Financing Commitments as amended or modified in compliance with this Section 5.07(a).

(b)          If all or any portion of the Debt Financing becomes unavailable, Parent shall use its commercially reasonable efforts to (i) arrange to promptly obtain the Debt Financing or such portion of the Debt Financing from alternative sources, in an amount sufficient, when added to any portion of the Financing that is available, to pay in cash all Financing Uses (“Alternative Debt Financing”) and (ii) obtain a new financing commitment letter (the “Alternative Debt Commitment Letter”) and a new definitive agreement with respect thereto that provides for financing (A) on terms not materially less favorable (including with respect to conditionality to the availability and funding of any Debt Financing Commitment), in the aggregate, to Parent, (B) containing conditions to draw and other terms that would reasonably be expected to adversely affect the availability thereof that (1) are not more onerous, taken as a whole, than those conditions and terms contained in the Debt Financing Commitments as of the date of this Agreement and (2) would not reasonably be expected to delay, impede or prevent the consummation of the Transactions and (C) in an amount that is sufficient, when added to any portion of the Financing that is available, to pay the Financing Uses. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing (and consequently the term “Financing” shall include the Equity Financing and the Alternative Debt Financing), and the term “Debt Financing Commitments” as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter.

(c)          Prior to the Closing, the Company shall, and shall cause each Company Subsidiary to, use its commercially reasonable efforts to provide such customary cooperation with the arrangement of the Financing as may be reasonably requested by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any Company Subsidiary), including using reasonable best efforts to:

(i)           upon reasonable notice and at reasonable times, participate in a reasonable number of meetings and drafting sessions, in each case in connection with the Debt Financing and to the extent such efforts are otherwise required by Parent under the Debt Commitment Letter;

(ii)          furnish Parent and Lenders with the financial information required in Section 6 of the Conditions Exhibit of the Debt Commitment Letter (it being understood and agreed that such material shall be deemed furnished if it is filed by the Company with the SEC and available on the SEC’s EDGAR website); provided, that in no event will the foregoing clause (ii) require the Company to include any financial information (other than the financial information required in Section 6 of the Conditions Exhibit of the Debt Commitment Letter) concerning the Company or the Company Subsidiaries that is not reasonably available to the Company or any of the Company Subsidiaries under their current reporting systems (the information in this proviso, the “Excluded Information”);

(iii)         assist Parent and its Lenders in the preparation of customary marketing materials, lender presentations, a customary bank information memorandum for any of the Debt Financing and materials for rating agency presentations (including executing and delivering customary authorization letters);

(iv)         furnish Parent for distribution to the Debt Financing Sources as promptly as practicable with such information regarding the Company and the Company Subsidiaries as is customary in connection with the Debt Financing and in connection with, and otherwise provide customary assistance with, establishing any security required thereby (and perfection thereof, but with respect to perfection, only to the extent such perfection is required, pursuant to the terms of the Debt Commitment Letter, to be accomplished at the Effective Time);

(v)          arrange for the Payoff Letter, including customary lien terminations and instruments of discharge and release to be delivered at or prior to the Closing;

(vi)         take all reasonable actions necessary to establish bank and other accounts and blocked account agreements and lock-box arrangements to the extent necessary in connection with the Debt Financing (not to be effective prior to the Closing without the Company’s prior written consent);

(vii)       furnish Parent and the Debt Financing Sources, as promptly as reasonably practical, with, to the extent customarily provided by companies of comparable size and comparable industry in transactions similar to the Debt Financing for a financing of the type being incurred, financial and other pertinent and customary information (and supplementing such information to the extent any such information (other than information of a general economic or industry specific nature or projections or other forward-looking information) contains any material misstatement of fact or omits to state a material fact necessary to make such information not materially misleading) regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent or the Debt Financing Sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials, but in any event, excluding any Excluded Information;

(viii)      assist Parent with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the Debt Financing Sources to be included in any marketing materials or of the type required by the Debt Commitment Letters related to the Debt Financing; it being agreed that nothing in this Section 5.07(c) will require the Company or the Company Subsidiaries to provide (or be deemed to require the Company to prepare) any pro forma financial statements, information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments necessary or desired to be incorporated into any information used in connection with the Debt Financing or any description of all or any portion of the Financing;

(ix)         assist in the taking of all corporate and other actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date; and

(x)          at least four Business Days prior to the Closing Date, furnish Parent and the Debt Financing Sources with all customary documentation and other information required by U.S. regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations to the extent requested at least nine Business Days prior to the Closing Date, provided that, notwithstanding anything in this Agreement to the contrary (including this Section 5.07(c)) (1) nothing shall require any such cooperation to the extent that it would require the Company or any Company Subsidiary to enter into or approve the Debt Financing or any definitive agreement for the Debt Financing that would be effective prior to the Effective Time, or provide any solvency or other similar certificate of the chief financial officer or similar representative of the Company or any Company Subsidiary, (2) neither the Company nor any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time, (3) the effectiveness of any documentation executed by the Company or any Company Subsidiary with respect to the Financing shall be subject to the occurrence of the Effective Time (and which execution and delivery shall be authorized and approved exclusively by the post-Closing directors, managers or members of the applicable governing body of such person), (4) Parent shall be solely responsible for the contents (other than historical information of the Company and the Company Subsidiaries) and determination of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (5) neither the Company Board nor any of the Company Subsidiaries’ boards of directors (or equivalent bodies) shall be required to approve or adopt any Financing or agreements related thereto (or any alternative financing) that is effective prior to the Effective Time (and which shall be authorized and approved exclusively by the post-Closing directors, managers or members of the applicable governing body of such person), (6) nothing shall require the Company to waive or amend any terms of this Agreement or conflict with the other limitations set forth in Section 5.01, (7) nothing shall require the Company or any of the Company Subsidiaries to take any action that will conflict with or violate any applicable organizational documents of the Company or any of the Company Subsidiaries or any Law or result in a violation or breach of, or default under, any Contract to which the Company or any Company Subsidiary is a party, (8) nothing shall require delivery of any opinion of internal or external counsel to the Company, (9) nothing shall require the Company to deliver any Excluded Information and (10) nothing shall require any such cooperation if the Company reasonably determined that doing so could result in the loss of the ability to successfully assert attorney-client, work product or similar legal privileges.

(d)          Any information provided to Parent or any of its representatives pursuant to Section 5.07(c) shall be subject to the Confidentiality Agreement. Parent acknowledges and agrees that none of the Company, any Company Subsidiary or any of their respective affiliates or any of their respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) shall have any responsibility for, and shall not be required to incur any liability (personal or otherwise) to any person under or in connection with, the arrangement of the Financing or any Alternative Debt Financing that Parent may raise in connection with the Transactions and that Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective affiliates and directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Financing or any Alternative Debt Financing (including any cooperation provided in accordance with this Section 5.07) and any information utilized in connection therewith (except to the extent that any of the foregoing arises from the gross negligence, actual fraud or willful misconduct of any such person or arises from any material misstatement of material fact in, or omission of a material fact from, information provided in writing by or on behalf of the Company or its directors, officers, employees, representatives and advisors specifically for use in connection with the Debt Financing)). Parent shall, and shall cause its affiliates to, promptly reimburse the Company for all reasonable and documented out-of-pocket costs and expenses actually incurred by the Company or any Company Subsidiary in connection with cooperation provided for in Section 5.07(c) other than (i) any ordinary course amounts payable to employees of the Company or any Company Subsidiary with respect to services provided prior to the Closing or (ii) any other amounts that would have been incurred in connection with the Transactions regardless of the Debt Financing.

(e)          Parent and Merger Sub acknowledge and agree that the obtaining of financing is not a condition to Closing. For the avoidance of doubt, if any financing contemplated to be obtained by Parent or Merger Sub in connection with the Merger has not been obtained prior to Closing, Parent and Merger Sub shall continue to be obligated, subject to the satisfaction (or waiver) of the conditions set forth in Section 6.02, to consummate the Merger and the Transactions at the Closing in accordance with this Agreement.

(f)           Notwithstanding anything in this Agreement to the contrary, the condition set forth in Section 6.02(b), as it applies to the Company’s obligations under this Section 5.07, shall be deemed satisfied unless (x) the Debt Financing has not been obtained primarily as a result of the Company’s or the Company Subsidiaries’ material breach of their obligations under this Section 5.07 with respect to the Financing and (y) Parent has provided the Company with notice in writing of such material breach (with reasonable specificity as to the basis for any such material breach) and the Company has failed to cure such material breach within ten Business Days after receipt thereof. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries; and (ii) are used solely in connection with a description of the Company or any of the Company Subsidiaries, its or their respective businesses and products, or the Merger.

Section 5.08        Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the Transactions shall be a joint press release, the contents of which have received prior approval from both such parties, and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that the restrictions set forth in this Section 5.08 shall not apply in connection with any dispute among the parties hereto regarding this Agreement or the Transactions or to any press release, public statement or other announcement issued or made, or proposed to be issued or made, by the Company, Parent or Merger Sub, as applicable, (a) in connection with a Competing Proposal, Superior Proposal, Intervening Event or Change of Company Recommendation, (b) as may be required by applicable Law, the fiduciary duties of the Company Board or by obligations pursuant to any listing agreement with any national securities exchange or (c) that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Section 5.08, including investor conference calls, filings with the SEC, Q&As and other publicly disclosed documents (in each case under this clause (c) to the extent such disclosure is still accurate and Parent or the Company, as applicable, has consulted with the other party prior to making any such press release). Nothing in this Section 5.08 shall limit the ability of the Company to make any internal announcements to its employees that are consistent in all material respects with the prior public disclosures regarding the Transactions or not inconsistent with the terms of this Agreement. For the avoidance of doubt, any public filings providing notice to or seeking approval from any Governmental Entity made pursuant to Section 5.06 shall be governed by Section 5.06 and not this Section 5.08. Parent will not be obligated to engage in such consultation with respect to communications that are disclosures or communications by Parent, Merger Sub and their affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such person or any affiliates of such person, in each case who are subject to customary confidentiality restrictions no less restrictive than the Confidentiality Agreement and neither the Company nor Parent or Merger Sub will be obligated to engage in such consultation with respect to communications that are reasonably related to any dispute or Proceeding among the Parties or their respective affiliates, or with parties to the Equity Commitment Letter or the Debt Financing Commitments, related to this Agreement or other transaction documents, the Equity Financing or the Debt Financing.

Section 5.09      Directors & Officers Indemnification and Insurance.

(a)           Indemnification. From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of the Company Subsidiaries, each fiduciary under benefit plans of the Company or any of the Company Subsidiaries and each such person who performed services at the request of the Company or any of the Company Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent such indemnification obligations are provided pursuant to any existing organizational documents of the Company or any Company Subsidiary or indemnification agreements of the Company or any Company Subsidiary (the “Indemnification Agreements”) set forth on Section 5.09 of the Company Disclosure Letter, filed with the Company SEC Documents or that use the same form, in all material respects, as the form of indemnification agreement filed with the Company SEC Documents (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the Transactions, whether asserted or claimed prior to, at or after the Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.09. In the event of any such Indemnified Liability (whether or not asserted before the Effective Time), the Surviving Corporation shall, to the extent required by the any existing organizational documents of the Company or any Company Subsidiary or the Indemnification Agreements, pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under applicable Law).

(b)          Insurance. The Company shall, prior to the Effective Time, obtain and fully pay the premium for an irrevocable “tail” insurance and indemnification policy that provides coverage for a period of six years from and after the Effective Time for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance. The Surviving Corporation shall not, and Parent shall cause the Surviving Corporation not to, cancel or change the D&O Insurance in any respect for a period of at least six years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated). In satisfying its obligations pursuant to this Section 5.09(b), the Surviving Corporation will not be obligated to pay annual premiums in excess of 275% of the amount paid by the Company for coverage for its last full fiscal year (such 275% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier.

(c)          Successors. In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Parent shall, and shall cause the Surviving Corporation to, require such successors, assigns or transferees of the Surviving Corporation or Parent to assume the obligations set forth in this Section 5.09.

(d)          Continuation. For not less than six years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, ensure that the certificate of incorporation and the bylaws (or other similar documents) of the Surviving Corporation and the certificate of incorporation and bylaws (or other similar documents) of each Company Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are currently set forth in the Company Charter, the Company Bylaws or the equivalent organizational documents of any Company Subsidiary. The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(e)           Benefit. The provisions of this Section 5.09 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, each Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

(f)           Non-Exclusivity. The provisions of this Section 5.09 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. Nothing in this Agreement, including this Section 5.09, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10        Takeover Statutes. The parties shall use all reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Merger or the other Transactions and (b) if any Takeover Statute is or becomes applicable to restrict or prohibit any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such Transactions.

Section 5.11        Employee Matters.

(a)           For a period of at least 12 months following the Closing Date (the “Continuation Period”), Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, provide each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Effective Time (each, a “Company Employee”) with (i) a base salary or base hourly wage rate, as applicable, that is no less than the base salary or base hourly wage rate as in effect immediately prior to the Closing, (ii) target cash incentive compensation opportunities, other than cash sales commission or incentive plans, that taken as a whole are no less favorable than the target cash incentive compensation opportunities as in effect immediately prior to the Closing, (iii) severance payments and benefits that are no less than the severance payments and benefits set forth in Section 5.11(a) of the Company Disclosure Letter and (iv) employee benefits (other than severance, equity-based benefits, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits and other retiree health and welfare arrangements) that, in the aggregate, are no less than the greater of (A) the employee benefits (other than severance and incentive compensation opportunities) provided immediately prior to the Closing and (B) the employee benefits (other than severance and incentive compensation opportunities, equity-based benefits, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits and other retiree health and welfare arrangements) provided by Parent and its Subsidiaries to similarly situated employees under the Parent Plans (as defined below). Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Subsidiaries (including the Surviving Corporation) shall be obligated to continue to employ any Company Employee for any specific period of time following the Closing Date, subject to applicable Law.

(b)          Without limiting the generality of Section 5.11(a), from and after the Effective Time, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, assume, honor and continue all of the Company’s and the Company Subsidiaries’ employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any such arrangements set out in employment agreements or offer letters but excluding any plans, policies, programs, agreements or arrangements relating to any equity-based benefits, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits and other retiree health and welfare arrangements), in each case, in accordance with their terms as in effect immediately prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event) and, for the duration of the Continuation Period, shall do so without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto.

(c)          To the extent that service is relevant for any purpose including eligibility, benefit accrual and vesting (including, in order to calculate the amount of any paid time off and leave balance (including vacation and sick days)), gratuities, severance and similar benefits (except, unless required by applicable Law, not for purposes of defined benefit pension benefit accruals) under any employee benefit plan, program or arrangement established or maintained by Parent or any of its Subsidiaries (including the Surviving Corporation) for the benefit of the Company Employees (the “Parent Plans”) following the Closing Date, Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to credit such Company Employees for service earned on and prior to the Closing Date with the Company and the Company Subsidiaries and any of their predecessors in addition to service earned with Parent or any of Parent’s affiliates (including the Surviving Corporation) after the Closing Date under any relevant plan, program or arrangement; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d)          Following the Closing Date, Parent shall use, or shall cause its Subsidiaries (including the Surviving Corporation) to use, commercially reasonable efforts to waive any waiting periods and actively at work or evidence of insurability requirements and any limitations on eligibility, enrollment and benefits relating to any preexisting medical conditions of Company Employees and their eligible dependents. Following the Closing Date, Parent shall recognize, and shall cause its Subsidiaries (including the Surviving Corporation) to also recognize, for purposes of annual deductible and out-of-pocket limits under its Parent Plans providing health benefits, any deductible, coinsurance, copayments and out-of-pocket expenses paid by such Company Employees and their respective dependents under Company Benefit Plans in the calendar year in which the Closing Date occurs to the extent such Company Employees participate in any such Parent Plans in such same calendar year.

(e)          Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, (i) maintain or establish a defined contribution plan that is intended to be tax-qualified and in which the Company Employees primarily providing services in the United States shall be eligible to participate as of the Closing Date, and (ii) take such actions as are necessary and appropriate to cause such defined contribution plan to accept eligible rollover distributions (including distributions of outstanding participant loan notes) with respect to Company Employees on and after the Closing Date.

(f)           Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any Company Benefit Plan or any other arrangement or create any rights or obligations except among the parties hereto, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 5.11 or entitle any person not a party to this Agreement to assert any claim hereunder or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan or (B) retain the employment of any particular employee. No employee or other agent, nor any beneficiary or dependent thereof, shall be a third-party beneficiary of this Agreement or be entitled to bring any action or claim hereunder.

Section 5.12        Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense. Parent shall, or shall cause the Surviving Corporation, to pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in ARTICLE II, and all Transfer Taxes incurred in connection with the Transactions shall be paid when due by Parent, Merger Sub or, after the Closing, the Surviving Corporation.

Section 5.13        Rule 16b-3 Matters. Notwithstanding anything in this Agreement to the contrary, the Company shall be permitted to take such actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the Transactions are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14        Defense of Litigation. The Company shall control, and to the extent reasonably practicable, notify Parent in writing of any stockholder litigation or other litigation or Proceedings brought or threatened in writing against the Company or any of its directors, officers or representatives arising out of or relating to this Agreement or the Transactions (“Transaction Litigation”). The Company shall (i) keep Parent reasonably informed with respect to any material developments regarding the defense of any Transaction Litigation, (ii) give Parent the opportunity to participate, at Parent’s sole cost and expense, in the defense, settlement or prosecution of any Transaction Litigation, (iii) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation, and (iv) consider in good faith Parent’s advice with respect to any Transaction Litigation; provided, however, that the Company shall not settle any such Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.14, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation, which the Company and its counsel shall consider in good faith, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 5.15        Stock Exchange Delisting and Deregistration. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take all actions reasonably necessary or advisable to cause the Shares to be (i) delisted from the Nasdaq as promptly as practicable after the Effective Time and (ii) deregistered under the Exchange Act as promptly as reasonably practicable following such delisting.

Section 5.16        Payoff Letter. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Closing a customary payoff letter (the “Payoff Letter”) in connection with the repayment of Indebtedness (other than secured swap obligations not yet due and payable, secured banking services obligations not yet due and payable, unliquidated obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination) and the cash collateralization or providing of backstopped letters of credit in respect of outstanding letters of credit, in each case, under that certain Second Amended and Restated Credit Agreement, dated as of October 6, 2022 (as the same may be amended, restated, supplemented or otherwise modified from time to time), by and among the Company, JPMorgan Chase Bank, N.A. and the other lenders party thereto from time to time, and Parent shall cause the obligations described in the Payoff Letter to be paid and discharged (or in the case of outstanding letters of credit, to be cash collateralized or backstopped) at the Closing in accordance with the Payoff Letter.

ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.01        Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or to the extent permitted by Law, mutual waiver by both the Company and Parent) at or prior to the Effective Time of each of the following conditions:

(a)           Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)          Antitrust and Governmental Entity Approvals. (i) The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and (ii) any waivers, consents, agreements or approvals applicable under any other Antitrust Law or any Investment Screening Law set forth in Section 6.01(b) of the Company Disclosure Letter shall have been obtained or the applicable waiting period shall have expired or been terminated.

(c)           No Injunction. No Governmental Entity of competent jurisdiction shall have issued or entered any order, injunction or decree and no Law (other than an Antitrust Law or Investment Screening Law, which shall be governed by Section 6.01(b)) shall have been enforced, enacted, entered or deemed applicable to the Merger, in each case that is in effect and prohibits, enjoins or otherwise prevents the consummation of the Merger (any such order, injunction, decree or Law, a “Restraint”).

Section 6.02        Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of each of the following additional conditions:

(a)        Representations and Warranties. (i) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Section 3.01(a) (Organization and Qualification; Subsidiaries), clauses (a), (b), (c), (d) and (f) of Section 3.02 (Capitalization), Section 3.03 (Authority), Section 3.09(b) (Absence of Certain Changes), Section 3.26 (Opinion of Financial Advisor), Section 3.27 (Takeover Statutes), Section 3.28 (Vote Required) and Section 3.29 (Brokers)), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date)), other than failures to be true and correct that have not had, individually or in the aggregate, a Company Material Adverse Effect that is continuing as of the Closing Date; (ii) the representations and warranties contained in Section 3.01(a) (Organization and Qualification; Subsidiaries), Section 3.03 (Authority), Section 3.26 (Opinion of Financial Advisor), Section 3.27 (Takeover Statutes), Section 3.28 (Vote Required) and Section 3.29 (Brokers) that (A) are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to another date in which case such representations and warranties shall be true and correct in all material respects on and as of such other date) and (B) are qualified by materiality or Company Material Adverse Effect will be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to another date in which case such representations and warranties shall be true and correct in all material respects on and as of such other date); (iii) the representations and warranties of the Company in clauses (a), (b) and (c) of Section 3.02 (Capitalization) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date)), except where the failure to be so true and correct in all respects would not in the aggregate reasonably be expected to result in the requirement of Parent to pay additional Aggregate Merger Consideration in excess of $5,000,000 relative to the Aggregate Merger Consideration that would have been payable had the representations and warranties set forth clauses (a), (b) and (c) of Section 3.02 (Capitalization) been true and correct in all respects; (iv) the representations and warranties of the Company in clauses (d) and (f) of Section 3.02 (Capitalization) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date)), except for de minimis inaccuracies; and (v) the representations and warranties of the Company in Section 3.09(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date.

(b)        Agreements and Covenants. The Company shall have performed or complied with all obligations and covenants in all material respects required by this Agreement to be performed or complied with by the Company on or before the Closing Date.

(c)        Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of this Agreement that is continuing as of the Closing Date.

(d)        Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in Section 6.02(a), Section 6.02(b) and Section 6.02(c).

Section 6.03        Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of each of the following additional conditions:

(a)        Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to another date in which case such representations and warranties shall be true and correct in all material respects on and as of such other date).

(b)        Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied with all obligations and covenants in all material respects required by this Agreement to be performed or complied with by Parent and Merger Sub, respectively, on or before the Closing Date.

(c)        Officers’ Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of each of Parent and Sub as to the satisfaction of the conditions in Section 6.03(a) and Section 6.03(b).

Section 6.04        Frustration of Closing Conditions. Neither the Company nor Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other Transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement or if such party’s failure to comply with its obligations hereunder was the primary cause of the failure of such condition to be satisfied.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.01        Termination. This Agreement may be terminated, in the case of clauses (a), (b), (e), (f) or (g) below, at any time prior to the Effective Time, whether before or after obtaining the Company Stockholder Approval or, in the case of clauses (c) or (d) below, at any time prior to obtaining the Company Stockholder Approval, as follows:

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company:

(i)           if the Merger is not consummated on or before 11:59 p.m. (California time) on February 9, 2024 (as such date may be extended pursuant to the terms of this Agreement, the “Outside Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.01(b) and Section 6.01(c), have been satisfied or shall be capable of being satisfied at such time, the Outside Date shall automatically extend to 11:59 p.m. on May 9, 2024, which date shall thereafter be deemed to be the Outside Date; provided, further, that Parent or the Company, as the case may be, shall not be permitted to terminate this Agreement pursuant to this Section 7.01(b)(i) if the material breach by Parent or Merger Sub (in the case of termination by Parent) or the Company (in the case of termination by the Company) of any of its representations, warranties, covenants or obligations contained in this Agreement materially contributed to the failure to consummate the Merger by such date;

(ii)          if, upon a vote taken at any duly held Company Stockholder Meeting (or any adjournment or postponement thereof) held to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(ii) will not be available to the Company if its action or failure to act (which action or failure to act constitutes a breach by the Company of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Company Stockholder Approval;

(iii)         if any Restraint has become final and non-appealable; provided, that the right to terminate this Agreement under this Section 7.01(b)(iii) shall not be available to any party that has failed in any material respect to comply with its obligations under Section 5.06 before asserting the right to terminate under this Section 7.01(b)(iii);

(c)           by Parent, at any time prior to obtaining the Company Stockholder Approval, if (i) the Company Board effects a Change of Company Recommendation or (ii) there has been a Willful Breach by the Company of Section 5.03(a) and such breach involved a director and/or named executive officer of the Company and had material consequences;

(d)           by the Company, at any time prior to obtaining the Company Stockholder Approval, if (i) the Company Board (or a committee thereof) has determined that the Company has received a Superior Proposal, (ii) the Company Board (or a committee thereof) has authorized the Company to enter immediately upon termination of this Agreement into a definitive agreement to consummate the Superior Proposal, (iii) the Company has complied in all material respects with Section 5.03(d) in respect of such Superior Proposal and (iv) the Company pays, or causes to be paid, the Company Termination Fee in accordance with Section 7.02(b)(iii);

(e)           by Parent, if: (i) the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, which breach or failure to perform would give rise to the failure of a condition contained in Section 6.02(a) or Section 6.02(b) to be satisfied, (ii) Parent has delivered to the Company written notice of such breach or failure to perform and (iii) either such breach or failure to perform is not capable of cure or at least 30 days has elapsed since the date of delivery of such written notice to the Company and such breach or failure to perform has not been cured prior to the expiration of such 30-day period; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.01(e) if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.03(a) or Section 6.03(b) would not be satisfied;

(f)           by the Company, if: (i) Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, which breach or failure to perform would give rise to the failure of a condition contained in Section 6.03(a) or Section 6.03(b) to be satisfied, (ii) the Company has delivered to Parent written notice of such breach or failure to perform and (iii) either such breach or failure to perform is not capable of cure or at least 30 days has elapsed since the date of delivery of such written notice to Parent and such breach or failure to perform has not been cured prior to the expiration of such 30 day period; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(f) if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.02(a) or Section 6.02(b) would not be satisfied; or

(g)          by the Company, if (i) all of the conditions in Section 6.01 and Section 6.02 (other than those conditions that by their nature are only capable of being satisfied on the Closing Date, each of which is capable of being satisfied if the Closing were on the date of such termination, or that have failed to be satisfied as a result of Parent’s or Merger Sub’s material breach or failure to perform any of their respective representations, warranties, covenants or agreements contained in this Agreement) have been satisfied or waived, (ii) the Company has notified Parent in writing at least three Business Days prior to such termination stating that the Company is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub have failed to consummate the Closing by the end of such three Business Day period.

Section 7.02        Effect of Termination.

(a)           In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, in either case; provided, however, that (i) no termination shall relieve any party hereto of its obligations under the third to last sentence of Section 5.05 (Access to Information), Section 5.07(d) in respect of confidentiality and Parent’s obligation to indemnify and reimburse the Company for damages and expenses, Section 5.12 (Expenses), this Section 7.02 (Effect of Termination), Section 7.03 (Amendment), Section 7.04 (Waiver), Section 7.05 (Procedure for Termination, Amendment, Extension or Waiver) and ARTICLE VIII, each of which shall survive any termination and (ii) the Guarantee, the Equity Commitment Letter and the Confidentiality Agreement shall each continue in full force and effect in accordance with their respective terms; provided further, that, subject to Section 7.02(d), if such termination resulted, directly or indirectly, from a Willful Breach, then such breaching party shall be fully liable for any and all damages, costs, expenses, liabilities of any kind, in each case, suffered by the party as a result of or in connection with such breach (“Damages”).

(b)          Company Payments.

(i)           If (A) this Agreement is validly terminated (1) by either Parent or the Company pursuant to Section 7.01(b)(ii) (Company Stockholder Approval), (2) by either Parent or the Company pursuant to Section 7.01(b)(i) (Outside Date) and the Company Stockholder Meeting has not been held as a result of a breach by the Company or (3) by Parent pursuant to Section 7.01(e) (Company Material Breach), (B) following the execution and delivery of this Agreement, a Competing Proposal was publicly disclosed or made known to the Company, and not withdrawn or abandoned, prior to such termination and (C) concurrently with or within 12 months after the date of any such termination, (1) the Company or any Company Subsidiary enters into a definitive agreement to effect any Competing Proposal or (2) any Competing Proposal is consummated, then the Company shall pay to Parent or its designee the Company Termination Fee concurrently with the consummation of such Competing Proposal. For purposes of this Section 7.02(b)(i), all references to “15%” and “85%” in the definition of “Competing Proposal” will be deemed to be references to “50%.”

(ii)          If this Agreement is validly terminated by Parent pursuant to Section 7.01(c) (Change of Company Recommendation), then the Company shall pay to Parent or its designee the Company Termination Fee within two Business Days after the date of such termination.

(iii)         If this Agreement is validly terminated by the Company pursuant to Section 7.01(d) (Superior Proposal), then the Company shall pay to Parent or its designee the Company Termination Fee prior to or concurrently with, and as a condition to, such termination.

(iv)         If this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.01(b)(ii) (Company Stockholder Approval), and at the time of such termination, Parent had the right to terminate this Agreement pursuant to Section 7.01(c)(i) (Change of Company Recommendation), then the Company shall pay to Parent or its designee the Company Termination Fee within two Business Days after the date of such termination.

(c)           Parent Termination Fee.

(i)           If this Agreement is validly terminated by the Company or Parent pursuant to Section 7.01(b)(i) (Outside Date) after such time as the Company has complied with the respective requirements of, and thus had the right to terminate at such time pursuant to, Section 7.01(f) (Parent Material Breach) or Section 7.01(g) (Failure to Close), then Parent shall pay to the Company or its designee the Parent Termination Fee within two Business Days after the date of such termination.

(ii)          If this Agreement is validly terminated by the Company pursuant to Section 7.01(g) (Failure to Close) or Section 7.01(f) (Parent Material Breach), then Parent shall pay to the Company or its designee the Parent Termination Fee within two Business Days after the date of such termination.

(d)           Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the Transactions and (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. In no event shall the Company be required to pay to Parent more than one Company Termination Fee pursuant to Section 7.02(b). In no event shall Parent be required to pay to the Company more than one Parent Termination Fee pursuant to Section 7.02(c). Other than pursuant to the Confidentiality Agreement, in no event will the Parent Related Parties be entitled to seek or obtain, nor will they permit any of their representatives or any other person acting on their behalf to seek or obtain, any monetary recovery or award in excess of the Company Termination Fee against the Company Related Parties or any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Termination Fee against the Company Related Parties, in each case, for, or with respect to, this Agreement, the Merger, the other Transactions, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure. In the event that Parent receives full payment of the Company Termination Fee pursuant to Section 7.02(b) under circumstances where a Company Termination Fee was payable, the receipt of the Company Termination Fee shall be the sole and exclusive monetary remedy against the Company Related Parties for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective affiliates or any other person in connection with this Agreement (and the termination hereof), the Merger and the other Transactions (and the abandonment thereof) or any matter forming the basis for such termination. Other than pursuant to the Confidentiality Agreement, in no event will the Company Related Parties be entitled to seek or obtain, nor will they permit any of their representatives or any other person acting on their behalf to seek or obtain, any monetary recovery or award in excess of the Parent Termination Fee against the Parent Related Parties or any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Termination Fee against the Parent Related Parties, in each case, for, or with respect to, this Agreement, the Merger, the Debt Commitment Letter, the Equity Commitment Letter, the Guarantee, the other Transactions, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure. In the event that the Company receives full payment of the Parent Termination Fee pursuant to Section 7.02(c) under circumstances where a Parent Termination Fee was payable, the receipt of the Parent Termination Fee (including, without duplication, the Company’s right to enforce the Guarantee with respect thereto and receive the Parent Termination Fee from the Guarantors) shall be the sole and exclusive monetary remedy against the Parent Related Parties for any and all losses or damages suffered or incurred by the Company or any of its affiliates or any other person in connection with this Agreement (and the termination, hereof), the Merger and the other Transactions (and the abandonment thereof) or any matter forming the basis for such termination. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that nothing in this Section 7.02 shall be deemed to affect their respective rights to specific performance under Section 8.10 in order to specifically enforce this Agreement. The parties acknowledge and agree that neither of (i) any payment of the Parent Termination Fee nor (ii) any payment of the Company Termination Fee, is a penalty but is rather liquidated damages in a reasonable amount that is intended to compensate the Company, Parent or Merger Sub, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

Section 7.03        Amendment. This Agreement may be amended by the parties at any time before or after obtaining the Company Stockholder Approval; provided, however, that (a) after obtaining the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (b) no amendment shall be made to this Agreement after the Effective Time. Except as required by applicable Law, no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

Section 7.04        Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained herein; provided, however, that after obtaining the Company Stockholder Approval, there shall be no amendment of or waiver under this Agreement that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained. Any extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.05        Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require notice thereof to the other parties hereto as contemplated by Section 8.02. Termination of this Agreement before the Effective Time shall not require the approval of the stockholders of the Company or the equityholders of Parent or Merger Sub.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.01        Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Guarantee) shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained in this Agreement shall survive the Effective Time.

Section 8.02        Notices. All notices or other communications required or permitted hereunder shall be in writing, shall be sent by email of a .pdf attachment (provided that the sender of such email does not receive a written notification of delivery failure), by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed to have been duly given (a) when delivered if delivered in person or when sent if sent by email, (b) on the fifth Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub (or, from and after the Effective Time, the Surviving Corporation), to:

Artisan Bidco, Inc.

c/o STG Partners, LLC

1300 El Camino Real, Ste. 300

Menlo Park, CA 94025

Attn: Bill Chisholm and Patrick Fouhy

Email: bill@stgpartners.com; patrick@stgpartners.com

with a copy to (which shall not constitute notice):

Paul Hastings LLP

101 California Street, Forty-Eighth Floor

San Francisco, California 94111

Attention: Steve Camahort; Dana Kromm

Email: stevecamahort@paulhastings.com; danakromm@paulhastings.com

If to the Company (prior to the Effective Time):

Avid Technology, Inc.

75 Blue Sky Drive

Burlington, Massachusetts 01803

Attn: CLO/General Counsel

Email: general.counsel@avid.com

with copies to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Beth Berg

Email: bberg@sidley.com

and

Sidley Austin LLP

1999 Avenue of the Stars

Los Angeles, California 90067
Attention: Daniel J. Belke

Email: dbelke@sidley.com

Section 8.03        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.04        Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter and the other documents delivered pursuant hereto), the Guarantee and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement.

Section 8.05        Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may assign their respective rights, obligations and benefits hereunder, in whole or in part: (a) to any of their respective affiliates or (b) to any Lender pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing; provided, that such assignment will not relieve Parent or Merger Sub of any of their obligations under this Agreement. Any assignment or transfer in violation of the preceding sentence shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.06        Parties in Interest. Except for (a) ARTICLE II, which, after the Closing, shall be for the benefit of any person entitled to payment thereunder and (b) Section 5.09, which, after the Closing, shall be for the benefit of each Indemnified Party, such Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives. Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement; provided, that the persons named in this sentence shall be entitled to enforce their rights under this Agreement. The parties further agree that the rights of third-party beneficiaries under the preceding sentence shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 7.04 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub and the Company each hereby agree that the Debt Financing Sources (in their capacities as such) are express third-party beneficiaries of, and may enforce, this Section 8.06, Section 7.02(d) (as to the Parent Termination Fee), the last sentence of Section 8.08(b), Section 8.08(c) and the last sentence of Section 8.10(a), and such provisions (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this provision) shall not be amended in any way adverse to any Debt Financing Sources without the prior written consent of each affected Debt Financing Source.

Section 8.07        Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa, (b) the masculine gender shall include the feminine and neuter genders, (c) the feminine gender shall include the masculine and neuter genders and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References in this Agreement to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that the Financing is the responsibility of Parent and Merger Sub and not the Company or any Company Subsidiary and that (i) except for Section 5.07, none of the covenants of the Company in this Agreement require the Company to take any action relating to the Financing and (ii) for purposes of the representations and warranties and covenants and obligations of the Company hereunder, the Transactions shall not include the Financing.

Section 8.08        Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof that would require the application of the Laws of any other jurisdiction.

(b)           Each of the parties irrevocably agrees that any Proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Transactions. Each of the parties agrees not to commence any Proceeding relating to this Agreement or the Transactions except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware, as described in this Agreement, for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto, on behalf of itself and its Subsidiaries, hereby: (i) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, and such Proceeding (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of New York)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company or its Subsidiaries in any such Proceeding shall be effective if notice is given in accordance with Section 8.02 and (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ARISE UNDER THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, THE DEBT FINANCING CONTEMPLATED THEREBY OR INVOLVING ANY DEBT FINANCING SOURCE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS OR UNDER THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, THE DEBT FINANCING CONTEMPLATED THEREBY OR INVOLVING ANY DEBT FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.08.

Section 8.09        Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10        Specific Performance.

(a)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The foregoing right shall include the right of the Company to cause Parent to enforce the terms of the Financing Commitments (and any definitive agreements related thereto) against the Sponsors, the Lenders, any other Debt Financing Source and any other applicable party to the fullest extent permissible pursuant to such Financing (or any definitive agreements related thereto) and applicable Laws and to thereafter cause the Transactions be consummated, in each case, if the conditions set forth in Section 6.01 and Section 6.02 (other than those conditions that by their terms are only capable of being satisfied on the Closing Date, but subject to the satisfaction or, if permissible, waiver of such conditions by the party entitled to waive such conditions) have been satisfied (or waived). The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages or other remedy at law would provide an adequate remedy for any such breach. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Debt Financing under the terms thereof, the Company and its affiliates and their direct and indirect equityholders shall not have any rights or claims (whether in contract or in tort or otherwise) against any Debt Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing, and in no event shall the Company, any of its affiliates or its or their direct or indirect equityholders be entitled to directly seek the remedy of specific performance of this Agreement against any Debt Financing Source.

(b)          Notwithstanding Section 8.10(a) or any other provision of this Agreement to the contrary, it is explicitly agreed that the right to an injunction or injunctions, or any other form of specific performance or other equitable relief, to enforce Parent’s obligation to cause the Equity Financing to be funded and to consummate the Merger (but not, in any event, the right to an injunction or injunctions, or any other appropriate form of specific performance or other equitable relief for obligations, in respect of any other obligation of Parent hereunder) shall be subject to, and may be granted only upon, the satisfaction of each of the following requirements: (i) all of the conditions to Closing set forth in Section 6.01 and Section 6.02 (other than those conditions that by their terms are only capable of being satisfied on the Closing Date, but subject to the satisfaction or, if permissible, waiver of such conditions by the party entitled to waive such conditions) shall have been satisfied (or waived) at the time when the Closing would have been required to occur pursuant to Section 1.02, and none of such conditions shall have ceased to have been satisfied (or waived), or capable of satisfaction in the case of any such conditions to be satisfied at the Closing, as applicable, (ii) the Debt Financing shall have been funded or would be funded at or prior to the Closing if the Equity Financing is funded at or prior to the Closing, (iii) the Company shall have confirmed in writing that, if specific performance is granted and if the Equity Financing and Debt Financing are funded, then it would take all actions required to be taken by the Company to consummate the Closing in accordance with the terms hereof and (iv) Parent shall have failed to consummate the Closing within three Business Days following the later of (A) the date on which the notice described in clause (iii) of this sentence is delivered by the Company and (B) the time when the Closing should have occurred pursuant to Section 1.02.

(c)           Each of the parties agrees that, (i) the seeking of remedies pursuant to this Section 8.10 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.02, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any Proceeding for (or limit a party’s right to institute any Proceeding for) specific performance under this Section 8.10 prior, or as a condition, to exercising any termination right under ARTICLE VII (and pursuing damages after such termination), nor shall the commencement of any Proceeding seeking remedies pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of ARTICLE VII or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no party shall require the other to post any bond or other security as a condition to institute any Proceeding for specific performance under this Section 8.10.

* * * * * * * *

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

ARTISAN BIDCO, INC.

By:	/s/ William Chisholm
Name:	William Chisholm
Title:	President

ARTISAN MERGER SUB, INC.

By:	/s/ William Chisholm
Name:	William Chisholm
Title:	President

AVID TECHNOLOGY, INC.

By:	/s/ Jeff Rosica
Name:	Jeff Rosica
Title:	Chief Executive Officer and President

[Agreement and Plan of Merger]

Annex I

Defined Terms

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality terms no less favorable to the Company than those contained in the Confidentiality Agreement, provided, however, that such agreement (a) need not contain a standstill or restriction on exclusive arrangement with financing sources and (b) shall not prohibit compliance by the Company with any of the provisions of Section 5.03.

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership interests, by contract or otherwise.

“Aggregate Common Stock Consideration” means the product of the Merger Consideration multiplied by the number of Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares).

“Aggregate Merger Consideration” means the sum of the Aggregate Common Stock Consideration plus the Aggregate RSU Consideration.

“Aggregate RSU Consideration” means the aggregate amount of RSU Consideration payable pursuant to Section 2.03(a).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any other applicable Law regarding anti-bribery or illegal payments or gratuities.

“Antitrust Division” means the Antitrust Division of the Department of Justice.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York or San Francisco, California.

“Cause”  has the same meaning as set forth in any unexpired employment, service or offer letter agreement between Parent or one of its affiliates (including, without limitation, the Surviving Corporation) and the holder of a Converted Cash Award for purposes of providing severance upon a termination without “Cause” or, if no such definition for “Cause” exists, misconduct including, but not limited to: (i) indictment for, conviction of, or entry of a plea of guilty or nolo contendere to, any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud, embezzlement or act of dishonesty to the detriment of Parent or one of its affiliates (including, without limitation, the Surviving Corporation); (iii) material breach of any policy of Parent or one of its Affiliates (including, without limitation, the Surviving Corporation); (iv) gross negligence or willful misconduct; (v) material breach of any agreement between the holder and Parent or one of its affiliates (including, without limitation, the Surviving Corporation), including the holder’s non-disclosure and invention assignment agreement and the Surviving Corporation’s Code of Business Conduct and Ethics; (vi) failure by the holder to substantially perform the holder’s duties with Parent or one of its affiliates (including, without limitation, the Surviving Corporation) (other than any such failure resulting from the holder’s incapacity due to physical or mental illness); or (vii) failing or refusing to cooperate, as reasonably requested in writing by Parent or one of its affiliates (including, without limitation, the Surviving Corporation), in any internal or external investigation of any matter in which Parent or one of its affiliates (including, without limitation, the Surviving Corporation) has a material interest (financial or otherwise) in the outcome of the investigation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Data” means all data contained in the systems, databases, files or other records of the Company and the Company Subsidiaries and all other information and data compilations used by the Company and the Company Subsidiaries, whether or not in electronic form, including Personal Information.

“Company Associate” means any current or former employee, Contract Worker, advisor, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to the Company or any Company Subsidiary or any affiliate of the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any change, circumstance, event or effect (each an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate together with all other Effects, a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of or resulting from the following shall constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (i) the entry into or the announcement or pendency of this Agreement or the Transactions, the performance by the Company or any Company Subsidiary of this Agreement or the consummation of the Transactions, in each case, including (A) by reason of the identity of, or any facts or circumstances relating to, Parent, Merger Sub, the Guarantors, the Sponsors or any of their respective affiliates or any source of Financing, (B) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and the Company Subsidiaries following the Effective Time and (C) the impact of any of the foregoing on any of the Company’s or any Company Subsidiary’s relationships (contractual or otherwise) with its respective customers, suppliers, vendors, partners (including channel partners), employees or regulators; (ii) any change in or Effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates or any changes therein), or any change in or Effect generally affecting any business or industries in which the Company or any of the Company Subsidiaries operates; (iii) the suspension of trading in securities generally on the Nasdaq; (iv) any development or change in applicable Law or GAAP or the interpretation of any of the foregoing; (v) any action taken by the Company or any of the Company Subsidiaries that is expressly contemplated or required by this Agreement or with Parent’s written consent or at Parent’s request or the failure of the Company or any Company Subsidiaries to take any action resulting from Parent’s failure to grant any approval or consent requested by the Company to take any action restricted or prohibited by this Agreement, in and of itself; (vi) the commencement, occurrence, continuation or escalation of any armed hostilities or acts of war (whether or not declared) or terrorism, or any escalation or worsening of acts of terrorism, armed hostilities or war; (vii) any Transaction Litigation or actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) arising out of this Agreement or any of the Transactions; (viii) the existence, occurrence, continuation or escalation of any acts of God, force majeure events, any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or weather-related events or any national, international or regional calamity or any civil unrest or any disease outbreak, pandemic (including any Effect with respect to COVID-19 or any COVID-19 Measures) or epidemic; (ix) the 2023 Writers Guild of America strike or the 2023 Screen Actors Guild – American Federation of Television and Radio Artists strike; and (x) any changes in the market price or trading volume of the Shares, any changes in the ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company or any of the Company Subsidiaries or any failure of the Company or any Company Subsidiary to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period ending on or after the date of this Agreement (it being understood that the exceptions in this clause (xi) shall not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (x)) from being taken into account in determining whether a Company Material Adverse Effect has occurred), provided, that this clause (xi) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period; provided, that with respect to clauses (ii), (iii), (iv), (vi) and (viii) such Effects may be taken into account to the extent they disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other similarly situated companies operating primarily in the same industries in which the Company and the Company Subsidiaries operate, in which case the incremental adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would be expected to occur.

“Company Owned IP” means all Company Intellectual Property owned by the Company or any Company Subsidiary.

“Company Product” means any version, release or model of any product or service (including Software) that has been since December 31, 2017, or is currently being, distributed, provided, licensed or sold by or on behalf of the Company or any Company Subsidiary.

“Company Software” means any Software owned by the Company or any Company Subsidiary.

“Company Related Parties” means, collectively, (a) the Company and the Company Subsidiaries and (b) the former, current and future holders of any equity, controlling persons, directors, officers, employees, representatives, affiliates (other than the Company and the Company Subsidiaries), members, managers, stockholders and assignees of each of the Company and the Company Subsidiaries.

“Company Representatives” means the Company’s directors, officers, consultants, employees, financial advisors, investment bankers, counsel, accountants and any other advisors, agents or representatives in each case, to the extent acting at the direction of the Company.

“Company Stock Plan” means the 2014 Stock Incentive Plan, as amended.

“Company Stock Purchase Plan” means the Company’s Second Amended and Restated 1996 Employee Stock Purchase Plan.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Termination Fee” means an amount in cash equal to $39,800,000.

“Competing Proposal” means, other than the Transactions, any indication of interest, proposal or offer from any person, persons or group (other than Parent, Merger Sub or any of their respective affiliates) relating to (a) any direct or indirect acquisition or purchase from the Company or the Company Subsidiaries, in a single transaction or a series of transactions (whether or not concurrently and whether or not in connection with a single or multiple definitive agreements with such person or persons with respect to such transaction or series of transactions), of (i) 15% or more (based on the fair market value thereof, as determined by the Company Board (or any committee thereof) in good faith) of assets (including capital stock of the Company Subsidiaries, and by means of any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction to which the Company or any Company Subsidiary is a party) of the Company and the Company Subsidiaries, taken as a whole, (ii) 15% or more of the outstanding Shares, or (iii) 15% or more (as determined by the Company Board (or any committee thereof) in good faith) of the consolidated business, revenues or net income of the Company and the Company Subsidiaries, taken as a whole, or (b) any tender offer or exchange offer that, if consummated, would result in any person, persons or group owning, directly or indirectly, 15% or more of the outstanding Shares or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction to which the Company or any Company Subsidiary is a party pursuant to which (i) any person, persons or group (or the shareholders of any such person(s)) would own, directly or indirectly, 15% or more of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions or (ii) the owners of outstanding Shares immediately prior to such transaction would own less than 85% of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions.

“Confidentiality Agreement” means the letter agreement regarding confidentiality between the Company and STG Partners, LLC, a Delaware limited liability company, dated April 2, 2023.

“Contract” means any legally binding agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan or evidence of Indebtedness, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license or other legal commitment (other than any purchase, sale or work order) to which a person or entity is a party.

“Contract Worker” means any independent contractor, consultant or individual service provider who is or was hired, retained, employed or used by the Company or any Company Subsidiary and who is not: (a) classified by the Company or a Company Subsidiary as a direct employee or (b) compensated by the Company or any Company Subsidiary through wages reported on a form W-2 completed by the Company of a Company Subsidiary.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any workforce reduction, quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with, related to or in response to COVID-19, including the CARES Act and Families First Act or any disaster plan of the Company or any change in applicable Laws related to, in connection with or in response to COVID-19.

“Debt Financing Source” means each entity (including the Lenders and each agent and arranger) that has committed to provide or otherwise entered into agreements to provide Debt Financing in connection with the Transactions, together with each affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such entity or affiliate and their respective successors and assigns.

“Employment Laws” means all applicable Laws relating to employment or labor, including those relating to labor management relations, wages, hours, overtime, pay equity, child labor, employee classification as exempt or non-exempt pursuant to the FLSA, classification of individual service providers as independent contractors and not employees, discrimination, sexual harassment, workplace harassment, civil rights, affirmative action, work authorization, background checks, drug testing, immigration, whistleblower, retaliation, leaves of absence, plant closings, mass layoffs, relocations, safety and health, information privacy and security, unemployment insurance, workers’ compensation, and the payment and withholding of employment-related Taxes.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Laws” means all Laws concerning pollution or protection of the environment (including those relating to the use, handling, transport, treatment, storage or Release of any Hazardous Substance), each as amended and in effect as of the date of this Agreement.

“Environmental Permits” means any permit, registration, license or other authorization required under any applicable Environmental Law.

“ERISA Affiliate” means any entity that, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Escrow Release Condition” means a condition imposed by an escrow agent holding all or any portion of the proceeds of the Debt Financing that the release of such funds from escrow is subject to delivery by Parent of a certificate certifying (a) that the Transactions have been, or concurrently with the release of such funds will be, consummated in accordance with the terms and conditions of this Agreement, as amended, modified or supplemented from time to time in accordance with its terms, and (b) that such funds will be applied in connection with the Transactions in the manner contemplated by the use of proceeds provisions in the definitive agreements with respect to the Debt Financing Commitments.

“Excluded Shares” means all Shares cancelled pursuant to Section 2.01(a)(ii) and Dissenting Shares.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Bid” means any bid, proposal, quote or response to a solicitation that if accepted would lead to a Government Contract.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind that has been active and not closed out since January 1, 2021, between the Company or any of the Company Subsidiaries, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor or (c) any subcontractor with respect to any contract of a type described in clause (a) or (b) above, on the other hand. A task, change, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Official” means, collectively, any officer, employee, official, representative, or any person acting for or on behalf of any Governmental Entity or public international organization, any political party or official thereof and any candidate for political office.

“Governmental Entity” means any United States or foreign national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Hazardous Substances” means any substance, material, chemical or waste that is defined as or included in the definition of “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance”, “pollutant” or “contaminant” under any Environmental Law, including petroleum, asbestos, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax Law” means any federal, state, local or foreign Law relating to Tax measured by or imposed on net income, profits, branch profits or other measures similar to net income or profits.

“Indebtedness” means all (a) indebtedness of the Company or any of the Company Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon) or with respect to unearned advances of any kind to the Company, other than indebtedness for borrowed money between the Company and any of the Company Subsidiaries or between the Company Subsidiaries (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (b) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) all capitalized lease obligations of the Company and (d) obligations of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of the Company Subsidiaries.

“Insurance Policies” means all material insurance policies and arrangements held, as of the date of this Agreement, by or for the benefit of the Company, any Company Subsidiary, or the business, assets or properties owned, leased or operated by the Company or any Company Subsidiary.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, trade names, trade dress, logos, product names, brand names, slogans, fictitious business names, Internet domain names and service marks and other designations of origin, and the goodwill associated therewith, (b) works of authorship (including Software), copyrights, mask work rights and moral rights, (c) trade secret rights, know how, databases and confidential information, (d) patents and industrial designs and applications therefor (including all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, requests for continued examination, reexaminations, continuations and continuations-in-part), (e) any other intellectual property rights, (f) registrations and applications with respect to each of the foregoing and (g) tangible embodiments of any of the foregoing items.

“International Trade Laws” means any applicable (a) Sanctions, (b) U.S. export control Laws, including the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order or directive promulgated, issued or enforced pursuant to such Laws, (c) Laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security (and any successor thereof) and any regulation, order or directive promulgated, issued or enforced pursuant to such Laws, (d) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (e) export, import and customs Laws of other countries in which the Company has conducted and/or currently conducts business.

“Intervening Event” means any occurrence, fact or development (other than a Competing Proposal) that (a) is material to the Company and the Company Subsidiaries, taken as a whole, (b) is not known or was not reasonably expected to be known to or by the Company Board as of the date of this Agreement, (c) becomes known to the Company Board prior to obtaining the Company Stockholder Approval and (d) does not relate to the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (d) may be considered and taken into account in determining whether an Intervening Event has occurred).

“Investment Screening Laws” means any applicable U.S. or foreign Laws intended to screen, prohibit or regulate investment on national security grounds.

“IT Systems” means any Software, hardware, network or information technology and computer systems, including any server, workstation, router, hub, switch, data line, database, firewall, desktop application, server-based application, mobile application or cloud service, used or maintained by the Company or any Company Subsidiary, whether or not in electronic format, used in or necessary to the conduct of the Company or any Company Subsidiary business.

“knowledge” means, (a) with respect to the Company, the actual (but not constructive or imputed) knowledge of the individuals listed in Section 1.1 of the Company Disclosure Letter and (b) with respect to Parent, the actual (but not constructive or imputed) knowledge of the directors and officers of Parent, Merger Sub or the Guarantors.

“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree, in each case, of any Governmental Entity.

“Lien” means any lien (statutory or other), pledge or other deposit arrangement, hypothecation, charge, assessment, collateral assignment, mortgage, deed of trust, easement, encroachment, imperfection of title, title exception, title defect, title retention, right of possession, lease, tenancy license, security interest, security arrangement or security agreement, executory seizure, attachment, garnishment, encumbrance (including any exception, reservation or limitation, right of way and the like), conditional sale, interference, option to purchase, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Nasdaq” means the Nasdaq Global Select Market (but if the Nasdaq Global Select Market is no longer the principal U.S. trading market for the Shares, then the “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Shares are then traded).

“Off-the-Shelf Software” means any Software product that is generally available to the public for an annual fee of less than $50,000 for each license of such Software product.

“Open Source Software” means Software that is distributed or made available under “open source” or “free software” terms, including any Software distributed or made available: (a) under any license that is approved by the Open Source Initiative and listed at https://www.opensource.org/licenses, including the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms or (b) with any license term or condition that imposes a requirement or condition that a licensee grant a license requiring its Software be (i) disclosed, distributed or made available in source code form, (ii) licensed for the purpose of making modifications or derivative works or (iii) redistributable at no charge.

“Order” means any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Entity, whether preliminary, interlocutory or final.

“Parent Related Parties” means, collectively, (i) Parent, Merger Sub or the Guarantors and (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, representatives, Debt Financing Sources, the Sponsors, affiliates (other than Parent, Merger Sub or the Guarantors), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Guarantors.

“Parent Termination Fee” means an amount in cash equal to $84,500,000.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith or for which appropriate reserves have been established in accordance with GAAP, (b) statutory Liens arising under the Farm Credit Act of 1971, as amended, (c) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business, (d) Liens securing Indebtedness or that the Company or any Company Subsidiary is permitted to incur under Section 5.01, (e) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey, (f) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (g) rights of parties in possession, (h) Liens imposed or promulgated by Law with respect to real property and improvements, including building codes and zoning regulations, (i) easements, rights of way, restrictions, covenants or other similar matters that are not material in amount or do not materially detract from the value or materially impair the existing use of the subject real property, (j) all matters and exceptions set forth in any title insurance policies or commitments, if any, made available to Parent prior to the date of this Agreement, (k) Liens that affect the underlying fee interest of any Leased Real Property, (l) licenses of Intellectual Property granted in the ordinary course of business and (m) minor liens or encumbrances that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current purposes.

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means: (a) any data and information that, whether alone or in combination with any other data or information available to the Company or the Company Subsidiaries, identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked with a natural person, system or device (e.g., name, street address, telephone number, e-mail address, Social Security numbers, driver’s license number, passport number, credit card number, user or account number, IP addresses, credentials, device IDs, geographic location, platform, biometric information or transaction history, etc.) or (b) data or information considered “personal information,” “personally identifiable information”, “individually identifiable health information,” “protected health information,” “user data,” “customer data,” “sensitive data,” “individual data,” “personal financial information” or “personal data” (or similar term or terminology) as defined by Privacy Laws.

“Privacy Laws” means all Laws issued by any Governmental Entity and binding industry guidance, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, Social Security number protection, Processing and security of payment card information and email, text message or telephone communications that are applicable to the Company.

“Privacy Policies” means each external or internal, past or present, written manual, policy, notice or document relating to the Processing of Personal Information that is applicable to the Company, including applicable privacy policies and terms of use.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information.

“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholder Meeting.

“Registered IP” means all Intellectual Property that is registered, filed or issued with, by or under the authority of any Governmental Entity, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of a Hazardous Substance into the environment.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea and so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any person that is: (a) the subject or target of any Sanctions, (b) listed on any Sanctions-related list maintained by the U.S. Department of State, the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List, the U.S. Department of the Treasury, including OFAC’s Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List and the Foreign Sanctions Evader List, or any similar list maintained by the United Nations Security Council, the European Union, HM Treasury of the United Kingdom or any other relevant Governmental Entity, (c) organized, resident or located in a Sanctioned Country or (d) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clauses (a)–(c).

“Sanctions” means any applicable economic or financial sanctions or trade embargoes administered or enforced from time to time by U.S. Governmental Entities (including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, HM Treasury of the United Kingdom or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Section 102 Securities” means RSUs or Shares granted or originated from grants pursuant to Section 102(b)(2) or Section 102(b)(3) of the Israeli Income Tax Ordinance.

“Section 102 Trustee” means, IBI Trust Management, the trustee appointed by the Company in accordance with the provisions of Section 102(b) of the Israeli Income Tax Ordinance and the rules and regulations promulgated in connection therewith, as amended.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any actual or reasonably suspected (a) breach of security or other unauthorized access to, or use of, or other compromise to, the integrity or availability of any IT Systems (including any of the Company’s, or the Company Subsidiaries’, IT Systems) or (b) unauthorized acquisition, interruption, modification, loss, theft, corruption, interference or unauthorized Processing of any Company Data, regardless of whether any such incident or breach triggers any notice or reporting obligations under Privacy Laws.

“Solvent” when used with respect to any person, means that, as of any date of determination, (a) (i) the “present fair saleable value” of such person’s total assets exceeds the value of such person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage and (c) such person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

“Software” means, collectively, computer programs, software systems and firmware and other software code incorporated or embodied in hardware devices.

“Source Material” means any Software expressed in source code form.

“Subsidiary” of any person means another person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.

“Superior Proposal” means a written Competing Proposal (with all percentages in the definition of Competing Proposal changed to 50%) made by any person or persons or group on terms that the Company Board (or any committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, and considering such factors as the Company Board (or any committee thereof) considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), would result in a transaction or series of related transactions that is or are more favorable from a financial point of view to the stockholders of the Company than the Transactions (including after taking into account: (a) any applicable Company Termination Fee, and (b) any revisions to this Agreement made or proposed in a binding irrevocable written offer to the Company by Parent prior to the time of such determination).

“Tax” and “Taxes” means any and all taxes of any kind, including federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum, escheat or unclaimed property (whether or not considered a tax under applicable Law) or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Return” means any return, report, form or similar statement filed or required to be filed with respect to any Tax including any election, information return, claim for refund, amended return or declaration of estimated Tax, including any statements, schedules or attachments thereto and including all IRS Forms 1099, FinCEN Form 114, Form TD F 90-22.1, and any predecessor or successor forms thereto.

“Transfer Taxes” means all sales, use, value added, documentary, stamp duty, gross receipts, registration, transfer, transfer gain, conveyance, excise, recording, license and other similar taxes, including any interest, penalties or additions to such taxes.

“Willful Breach” means, with respect to any agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such agreement or covenant that the breaching party takes (or fails to take) with the knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Debt Commitment Letter	Section 5.07(b)
Alternative Debt Financing	Section 5.07(b)
Antitrust Laws	Section 3.04(b)
Bankruptcy and Equity Exception	Section 3.03(a)
Book-Entry Shares	Section 2.01(a)(i)
Certificate	Section 2.01(a)(i)
Certificate of Merger	Section 1.03
Change of Company Recommendation	Section 5.03(c)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Balance Sheet	Section 3.10
Company Benefit Plan	Section 3.12(a)
Company Board	Recitals
Company Bylaws	Section 3.01(b)
Company Charter	Section 3.01(b)
Company Common Stock	Recitals
Company Disclosure Letter	ARTICLE III
Company Employee	Section 5.11(a)
Company Financial Statements	Section 1.1(b)
Company Intellectual Property	Section 3.18(c)
Company Material Contract	Section 3.19(b)
Company Permits	Section 3.05(a)
Company Preferred Stock	Section 3.02(a)
Company Recommendation	Section 5.04(d)
Company SEC Documents	Section 3.06
Company Stockholder Approval	Section 3.28
Company Stockholder Meeting	Section 5.04(c)
Continuation Period	Section 5.11(a)
Converted Cash Award	Section 2.03(a)(ii)
D&O Insurance	Section 5.09(b)
Damages	Section 7.02(a)
Data Partners	Section 3.22(a)
Data Protection Requirements	Section 3.22(a)
Debt Commitment Letter	Section 4.07
Debt Financing	Section 4.07
Debt Financing Commitments	Section 4.07
DGCL	Recitals
Dissenting Shares	Section 2.04
Dissenting Stockholder	Section 2.04
Effective Time	Section 1.03
Equity Commitment Letter	Section 4.07
Equity Financing	Section 4.07
ERISA	Section 3.12(a)

Exchange Fund	Section 2.02(a)
Event Notice Period	Section 5.03(f)(ii)
Final Exercise Date	Section 2.03(d)
Financing	Section 4.07
Financing Commitments	Section 4.07
Financing Uses	Section 4.07
Foreign Company Plan	Section 3.12(f)
Foreign Interest	Section 4.13
Guarantee	Recitals
Guarantors	Recitals
Indemnification Agreements	Section 5.09(a)
Indemnified Liabilities	Section 5.09(a)
Indemnified Party	Section 5.09(a)
IRS	Section 3.12(a)
Leased Real Property	Section 3.15(b)
Lenders	Section 4.07
Guarantee	Recitals
Material Channel Partner	Section 3.20(b)
Material Customer	Section 3.20(a)
Material Supplier	Section 3.20(c)
Maximum Annual Premium	Section 5.09(b)
Merger	Recitals
Merger Consideration	Section 2.01(a)(i)
Merger Sub	Preamble
Notice of Change of Recommendation	Section 5.03(d)(ii)
Opinion	Section 3.26
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent Plans	Section 5.11(c)
Paying Agent	Section 2.02(a)
Payoff Letter	Section 5.16
Permit	Section 3.05(a)
Pre-Closing Period	Section 5.01(a)
Proceeding	Section 3.11
RSU	Section 2.03(a)(i)
RSU Award	Section 2.03(a)(i)
RSU Consideration	Section 2.03(a)(i)
Sarbanes-Oxley Act	Section 3.06(a)
Section 409A	Section 3.12(i)
Senior Employee	Section 5.01(b)(xi)
Shares	Section 2.01(a)(i)
Significant Subsidiary	Section 3.01(a)
Specified Date	Section 3.02(a)
Sponsors	Section 4.07
Standards Organization	Section 3.18(e)
Surviving Corporation	Section 1.01

Takeover Statute	Section 3.27
Transaction Litigation	Section 5.14
Transactions	Recitals
Treasury Regulation	Section 2.05
Unfair Labor Practice	Section 3.13(b)
Unvested RSU Award	Section 2.03(a)(ii)
Vested RSU Award	Section 2.03(a)(i)
Voting Agreement	Recitals